 Davel Communications, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands except share and per share amounts)

	September 30
	2004	December 31
	(Unaudited)	2003
Assets
Current assets:
Cash and cash equivalents	$4,313	$7,775
Accounts receivable	5,460	7,975
Other current assets	1,617	2,922
Total current assets	11,390	18,672

Property and equipment, net	16,150	22,878
Location contracts, net	4,515	6,746
Other assets, net	1,563	2,026
Total assets	$33,618	$50,322

Liabilities and Shareholders' Deficit
Current liabilities:
Current maturities of long-term debt and obligations under capital leases	$2,624	$1,994
Accrued commissions payable	7,404	9,020
Accounts payable and other accrued expenses	11,378	15,847
Total current liabilities	21,406	26,861

Long-term debt and obligations under capital leases	124,768	125,962
Total liabilities	146,174	152,823

Commitments and contingencies	—	—
Shareholders' deficit:
Preferred stock - $0.01 par value, 1,000,000 share authorized,
no shares outstanding	—	—
Common Stock - $0.01 par value, 1,000,000,000 shares authorized,
615,018,963 shares issued and outstanding	6,150	6,150
Additional paid-in capital	144,210	144,210
Accumulated deficit	(262,916)	(252,861)
Total shareholders' deficit	(112,556)	(102,501)
Total liabilities and shareholders' deficit	$33,618	$50,322

The accompanying notes are an integral part of these financial statements.

1

Davel Communications, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(In thousands, except for share and per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
Revenues:
Coin calls	$8,605	$12,872	$26,355	$39,571
Dial-around compensation	2,142	3,606	6,363	10,363
Dial-around compensation adjustments	2,196	4,016	4,618	7,944
Operator sevice and other	1,643	3,026	4,571	8,282
Total revenues	14,586	23,520	41,907	66,160

Operating expenses:
Telephone charges	3,156	5,895	11,151	19,082
Commissions	2,201	3,603	6,818	11,083
Service, maintenance and network costs	4,119	6,409	12,551	19,551
Depreciation and amortization	2,806	3,843	9,480	15,742
Selling, general and administrative	2,426	2,840	5,992	7,641
Asset impairment charges	—	—	—	9,686
Goodwill impairment	—	—	—	17,455
Exit and disposal activities	358	—	1,263	311
Total costs and expenses	15,066	22,590	47,255	100,551

Operating income (loss)	(480)	930	(5,348)	(34,391)

Other income (expense):
Interest expense, net	(1,757)	(1,485)	(5,038)	(4,734)
Other	95	(126)	331	(14)
Total other income (expense)	(1,662)	(1,611)	(4,707)	(4,748)

Net loss	$(2,142)	$(681)	$(10,055)	$(39,139)

Loss per share:

Net loss per common share, basic and diluted	($0.01)	($0.01)	($0.02)	($0.06)

Weighted average number of shares, basic and diluted	615,018,963	615,018,963	615,018,963	615,018,963

The accompanying notes are an integral part of these financial statements.

2

Davel Communications, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Nine Months Ended September 30
	2004	2003
Cash flows from operating activities:
Net loss	$(10,055)	$(39,139)
Adjustments to reconcile net loss to net cash flow from operating activities:
Depreciation and amortization	9,480	15,742
Amortization of deferred financing costs and non-cash interest	3,272	4,118
(Gain) loss on disposal of assets	(151)	202
Asset impairment charges	—	9,686
Goodwill impairment	—	17,455
Other	—	233
Changes in current assets and current liabilities:
Accounts receivable	2,515	7,479
Other current assets	1,305	602
Accrued commissions payable	(1,616)	(1,696)
Accounts payable and accrued expenses	(4,469)	(7,804)
Net cash from operating activities	281	6,878

Cash flows from investing activities:
Proceeds from sale of assets	388	3
Capital expenditures	(668)	(522)
Payments for location contracts	(17)	(166)
(Increase) decrease in other assets	375	(351)
Net cash from investing activities	78	(1,036)

Cash flows from financing activities:
Payments on long-term debt	(3,729)	(5,864)
Principal payments under capital leases	(92)	(158)
Net cash from financing activities	(3,821)	(6,022)

Net decrease in cash and cash equivalents	(3,462)	(180)

Cash and cash equivalents, beginning of period	7,775	6,854
Cash and cash equivalents, end of period	$4,313	$6,674

Supplemental Cash Flow Information
Interest Paid	$1,766	$707

The accompanying notes are an integral part of these financial statements.

3

DAVEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004

1.    BASIS OF PRESENTATION

Davel Communications, Inc. and subsidiaries, (the “Company” or “Davel”) was incorporated on June 9, 1998 under the laws of the State of Delaware. The Company is one of the largest independent payphone service providers in the United States of America. The Company operates in a single business segment within the telecommunications industry, operating, servicing, and maintaining a system of approximately 41,000 payphones in 45 states and the District of Columbia. The Company’s headquarters is located in Cleveland, Ohio with field service offices in five geographically dispersed locations. The Company also utilizes subcontractors to collect and service the majority of its pay telephones in various parts of the United States.

The accompanying consolidated balance sheet of Davel and its subsidiaries at September 30, 2004 and the related consolidated statements of operations and cash flows for the nine month periods ended September 30, 2004 and 2003 are unaudited. The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. In the opinion of management, all adjustments necessary for a fair presentation of such consolidated financial statements have been included. Such adjustments consist only of normal, recurring items. Certain information and footnote disclosures normally included in audited financial statements have been omitted in accordance with generally accepted accounting principles for interim financial reporting. These interim consolidated financial statements should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations appearing elsewhere in this Form 10-Q and with the Company's audited consolidated financial statements and the notes thereto in the Company's Form 10-K for the year ended December 31, 2003. The results of operations for the nine-month period ended September 30, 2004 are not necessarily indicative of the results for the full year.

Certain reclassifications have been made to prior year balances to conform to the current year presentation.

2. MOBILEPRO TRANSACTION

On September 3, 2004, the secured lenders of the Company entered into a Loan Purchase Agreement and Transfer and Assignment of Shares (as amended by letter agreement dated November 15, 2004, the "Purchase Agreement") with MobilePro Corp., its wholly owned subsidiary, Davel Acquisition, Inc. (together with MobilePro Corp., "MobilePro") and the Company. Under the Purchase Agreement, Davel Acquisition, Inc acquired from the secured lenders 100% of the Company’s senior secured debt in the approximate principal amount of $102 million, a $1.3 million note payable by the Company to one of the secured lenders, and approximately 95.2% of the Company’s issued and outstanding common stock owned by the secured lenders, all for a cash purchase price of $14.0 million (the “MobilePro Transaction”). Pursuant to the terms of the Purchase Agreement, subject to certain limitations, the secured lenders have agreed to reimburse the Company for the litigation cost and any losses resulting from a patent infringement lawsuit in which the Company is named as a defendant (see Note 10). The closing of the MobilePro Transaction occurred on November 15, 2004 and resulted in a change in control of the Company.

Provision was also made in the Purchase Agreement for the holders of the Company’s common stock other than the secured creditors (the “Minority Stockholders”), whose holdings comprise approximately 4.8% of the outstanding Davel stock. MobilePro has agreed to purchase all of the shares of common stock held by the Minority Stockholders within 180 days of the closing date of the MobilePro Transaction. The purchase price to be offered to the Minority Stockholders shall be an amount per share of not less than $0.015, which, at the discretion of MobilePro, may be paid in cash or securities of MobilePro. The form of such purchase could be through a tender offer, a short-form merger, or some other means as MobilePro may determine. Prior to undertaking the purchase, MobilePro must retain an investment banker or other financial advisor to render an opinion that the terms of the purchase are fair, from a financial point of view, to the Minority Stockholders. MobilePro has deposited into a third-party escrow account at the closing of the transaction $450,000 of the purchase price, which is the approximate amount necessary to purchase for $0.015 per share the shares of Davel common stock currently held by the Minority Stockholders. In the event that the purchase is not made within 180 days of the closing of the MobilePro Transaction, the amount held in escrow would be distributed pro rata to the Minority Shareholders as a special distribution from MobilePro.

4

MobilePro funded the purchase price paid pursuant to the Purchase Agreement from the proceeds of a $15.2 million secured note payable to Airlie Opportunity Master Fund, Ltd. (the “MobilePro Credit Agreement”). Immediately following the closing of the MobilePro Transaction, the Company executed a joinder agreement with Airlie Opportunity Master Fund, Ltd. in which the Company has agreed to become jointly and severally liable with MobilePro under the MobilePro Credit Agreement. In addition, the MobilePro Credit Agreement has become secured by substantially all of the assets of the Company and is senior in right of payment to the Company’s Credit Facility pursuant to a security agreement executed by MobilePro.

The MobilePro Credit Agreement provides for an initial principal payment of $2.2 million which is to be paid by MobilePro following the closing of the MobilePro Transaction. Interest on the outstanding principal balance is payable quarterly in arrears at an annual rate of 15%. In addition, the MobilePro Credit Agreement provides for payment-in-kind interest at a rate of 8% per annum which is added to principal on a quarterly basis and is payable at maturity, along with the outstanding principal balance, on November 15, 2005. MobilePro also has the option to extend the maturity date of the note for an additional six months upon payment of the lesser of (i) $1,315,582 or (ii) a 1.5% loan extension fee and accelerated payment of the next two quarterly cash interest payments.

3. LIQUIDITY AND MANAGEMENT’S PLANS

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses of approximately $46.2 million and $10.1 million for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively. These losses were primarily due to declining revenues attributable to increased competition from providers of wireless communication services and the non-cash asset impairment losses in 2003 as described in Note 5. In addition, as of September 30, 2004, the Company had a working capital deficit of $10.0 million, which includes $1.6 million of federal universal service fees and other past due obligations, and the Company’s liabilities exceeded its assets by $112.6 million. Although MobilePro, as the Company’s sole secured lender, has waived all financial covenant defaults and has agreed to waive certain payments not previously made by the Company under the terms of the Credit Facility, the Company was not in compliance with the terms of its Credit Facility (see Note 8). These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

In July 2003, a special committee of independent members of the Company’s Board of Directors (directors not employed by the Company nor affiliated with the Company or its major equity holders) was formed to identify and evaluate the strategic and financial alternatives available to the Company to maximize value for the Company’s stakeholders. Thereafter, the Board of Directors appointed a new chief executive officer who has been actively engaged with management to improve the operating results of the Company. Significant elements of the plan as either executed or planned for 2003 and 2004, respectively, include (i) the continued removal of unprofitable payphones, (ii) reductions in telephone charges by changing to competitive local exchange carriers (“CLECs”) or other alternative carriers, (iii) the evaluation, sale or closure of unprofitable district operations, (iv) outsourcing payphone collection, service and maintenance activities to reduce operating costs, and (v) the further curtailments of operating expenses.

Based upon the progress or successful completion of certain of the above initiatives, in April 2004, the Company formed a new committee of independent members of the Company’s Board of Directors to evaluate other strategic opportunities available to the Company. As discussed in Note 2, the Company executed the Purchase Agreement with its secured lenders and MobilePro and has become a majority owned subsidiary of MobilePro. Due to its recent occurrence, the effects of this event on the Company’s financial condition and liquidity are not yet fully determinable. However, as a result, the Company may be able to gain access to additional capital or other funding as a result of the MobilePro Transaction.

5

Notwithstanding the ongoing efforts to improve operating results, the Company, on a stand-alone basis, may continue to face liquidity shortfalls as it relates to the Company’s past due obligations, including federal universal service fees. In the event the Company does not obtain the continuing financial support of its parent, including forbearance, if necessary, relating to payments due to MobilePro under the Company’s Credit Facility, the Company might be required to dispose of assets to fund its operations or curtail its capital and other expenditures to meet its debt service and other obligations. There can be no assurances as to the Company’s ability to execute such dispositions, or the timing thereof, or the amount of proceeds that the Company could realize from such sales. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

4. EXIT AND DISPOSAL ACTIVITIES

In the first quarter of 2003, the Company began to outsource the assembly and repair of its payphone equipment and closed its warehouse and repair facility in Tampa, Florida that was previously utilized for such purpose. The Company incurred a loss from exit and disposal activities relating to this facility of approximately $0.3 million in the first quarter of 2003. In the fourth quarter of 2003, the Company outsourced the collection, service and maintenance of its payphones in the western region of the United States to reduce the cost of servicing its geographically disbursed payphones in this area. The Company closed eleven district offices and incurred a loss from exit and disposal activities of approximately $0.5 million relating to these facilities. This charge was recorded in the fourth quarter of 2003 when incurred.

In 2004, the Company outsourced the servicing of additional payphones and closed thirteen district offices located in Texas, Missouri, North Carolina, New York, Florida, Tennessee, Georgia, Mississippi, and the District of Columbia to further reduce its operating costs. The Company incurred an additional loss of $1.3 million relating to the closing of these additional district office facilities. The Company is planning to close four additional district office facilities in the fourth quarter of 2004 to complete its plan to outsource the servicing and maintenance of the majority of the Company’s payphones. The estimated additional cost of these exit and disposal activities is not expected to be material.

5. IMPAIRMENT OF LONG-LIVED ASSETS AND GOODWILL

The Company reviews long-lived assets anticipated to be held and used, as well as goodwill, for impairment whenever events or changes in circumstances indicate the asset may be impaired. As of June 30, 2003, the Company completed a review of the carrying values of its payphone assets, including location contracts and payphone equipment (collectively “Payphone Assets”). A review was performed during the second quarter of 2003 when it became apparent to management that the effects of the continuing decline in payphone usage required reconsideration of the Company’s operating projections. In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), the Company compared the carrying value of its Payphone Assets in each of the Company’s operating districts to the estimated undiscounted future cash inflows over the remaining useful lives of the assets. The Company’s operating districts are the lowest operational level for which discernable cash flows are internally reported and readily measurable on a periodic basis. In certain operating districts, the carrying values of the Payphone Assets exceeded the estimated undiscounted cash inflows projected for the respective operating district. In these instances, the Company recorded an aggregate impairment loss of $9.7 million in the second quarter of 2003 to reduce the carrying value of such assets to estimated fair value, less cost to sell. Fair value was determined based on the higher of the present value of discounted expected future cash flows or the estimated market value of the assets for each of the operating districts in which an impairment existed.

As of June 30, 2003, the carrying value of the Company’s net assets, after taking into account the impairment charges described above, exceeded the fair value of the Company, which amount was based upon the present value of expected future cash flows. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, the Company then calculated the implied value of goodwill based upon the difference between the fair value of the Company and the fair value of its net assets, excluding goodwill. Because the fair value of the Company’s net assets without goodwill exceeded the fair value of the Company, no implied value could be attributed to goodwill. As a result, the Company recorded a $17.5 million non-cash impairment loss in the second quarter of 2003 to write-off the carrying value of the goodwill.

6

Asset impairment charges were as follows for the quarter ended June 30, 2003 (in thousands):

Payphone Assets	$9,686
Goodwill	17,455
Total impairment charges	$27,141

Management exercised considerable judgment to estimate undiscounted and discounted future cash flows. The amount of future cash flows the Company will ultimately realize remains under continuous review, but could differ materially from the amounts assumed in arriving at the impairment loss. No further impairment was indicated and no loss was incurred in the nine months ended September 30, 2004.

6.     DIAL-AROUND COMPENSATION

A dial-around call occurs when a non-coin call is placed from the Company’s public pay telephone which utilizes any interexchange carrier (“IXC”) other than the presubscribed carrier (the Company’s dedicated provider of long distance and operator assisted calls). The Company receives revenues from such carriers and records those revenues from dial-around compensation based upon the per-call rate in effect pursuant to orders issued by the Federal Communications Commission (the “FCC”) under section 276 of the Telecommunications Act of 1996 (“Section 276”) and the estimated number of dial-around calls placed from each pay telephone during each month. Prior to 2001, the Company recorded revenue from dial-around compensation based upon the current rate of $0.24 per call ($0.238 per call prior to April 21, 1999) and 131 monthly calls per phone, which represented the monthly average compensable calls from a pay telephone and was used by the FCC in initially determining the amount of dial-around compensation to which payphone service providers (“PSP”) were entitled, and which was utilized until such time as the actual number of dial-around calls could be tracked on a per pay telephone basis.

The Company currently reports revenues from dial-around compensation using the current $0.24 per-call rate and the Company’s estimate of the average monthly compensable calls per phone, which is based upon the Company’s historical collection experience and expected future developments. At September 30, 2004 and December 31, 2003, accounts receivable included $4.5 million and $7.4 million, respectively arising from dial-around compensation. Revenues from dial-around compensation were $6.4 million and $10.4 million in the nine months ended September 30, 2004 and 2003, respectively. Dial-around compensation adjustments, which consist of amounts received by the Company under the Interim Order and other adjustments as described below, were $4.6 million in the first nine months of 2004 and $7.9 million in the nine months ended September 30, 2003.

In the second quarter of 2004, the Company reviewed its method of estimating accounts receivable relating to dial-around compensation, which includes estimates of expected future cash receipts based upon the historical pattern of payments received in the past. Due to the increasing volatility in historic payment patterns and the negative effects of recent unilateral carrier deductions and adjustments on the results of such estimates, the Company has concluded that the method previously used by the Company may not be indicative of amounts to be received in the future. Accordingly, while still predicated on historical cash collections, the Company has changed its method of estimating such future cash collections relating to dial-around compensation, which the Company believes will result in a more accurate estimate of future cash receipts and accounts receivable. This change in accounting estimate, together with the adjustment applicable to prior quarters, resulted in a $0.9 million non-cash charge to revenue in the quarter ended June 30, 2004, which is included in dial-around compensation adjustments in the accompanying consolidated statements of operations. The Company previously recorded reductions in accounts receivable applicable to prior quarters of $0.6 million in the first quarter of 2004, a portion of which related to deductions by long distance carriers for duplicate payments and uncompleted calls placed through resellers, and $1.0 million in the first quarter of 2003. Such reductions in accounts receivable have been reported as reductions in revenue from dial-around compensation.

As a result of orders issued by the FCC regarding dial-around compensation and the resulting litigation, the amount of revenue payphone service providers (“PSPs”) were entitled to receive and the amount PSPs actually received has varied. In general, there have been underpayments of dial-around compensation from IXCs and other carriers from November 6, 1996 through October 6, 1997 (the “Interim Period”) and overpayments to PSPs, including the Company, from October 7, 1997 through April 20, 1999 (the “Intermediate Period”). On January 31, 2002, the FCC released its Fourth Order on Reconsideration and Order on Remand (the “2002 Payphone Order”) that provided a partial decision on how retroactive dial-around compensation adjustments for the Interim Period and Intermediate Period may apply. The 2002 Payphone Order increased the flat monthly dial-around compensation rate for true-ups between individual IXCs and PSPs during the Interim Period from $31.178 to $33.892 (the “Default Rate”). The Default Rate was based on 148 calls per month at $0.229 per call. The Default Rate also applied to flat rate dial-around compensation during the Intermediate Period when the actual number of dial-around calls for each payphone was not available. The 2002 Payphone Order excluded resellers but expanded the number of IXCs required to pay dial-around compensation during the Interim and Intermediate Periods. It also prescribed the Internal Revenue Service interest rate for refunds as the interest rate to be used to calculate overpayments and underpayments of dial-around compensation for the Interim Period and Intermediate Period.

7

The 2002 Payphone Order kept in place the per-call compensation rate during the Intermediate and subsequent periods but did not address the method of allocating dial-around compensation among IXCs responsible for paying fixed rate per-phone compensation. On October 23, 2002 the FCC released its Fifth Order on Reconsideration and Order on Remand (the “Interim Order”), which resolved all the remaining issues surrounding the Interim Period and the Intermediate Period true-up and specifically addressed how flat rate monthly per-phone compensation owed to PSPs would be allocated among the IXCs. The Interim Order also resolved how certain offsets to such payments would be handled and a host of other issues raised by parties in their remaining FCC challenges to the 2002 Payphone Order and prior orders issued by the FCC regarding dial-around compensation. In the Interim Order, the FCC ordered a true-up for the Interim Period and increased the adjusted monthly rate to $35.22 per payphone per month, to compensate for the three-month payment delay inherent in the dial-around payment system. The new rate of $35.22 per payphone per month is a composite rate, allocated among approximately five hundred carriers based on their estimated dial-around traffic during the Interim Period. The FCC also ordered a true-up requiring the PSPs, including the Company, to refund an amount equal to $.046 (the difference between the old $.284 rate and the subsequently revised $.238 rate) to each carrier that compensated the PSP on a per-call basis during the Intermediate Period. Interest on additional payments and refunds is to be computed from the original payment date at the IRS prescribed rate applicable to late tax payments. The FCC further ruled that a carrier claiming a refund from a PSP for the Intermediate Period must first offset the amount claimed against any additional payment due to the PSP from that carrier. Finally, the Interim Order provided that any net claimed refund amount owing to carriers cannot be offset against future dial-around payments without (1) prior notification and an opportunity to contest the claimed amount in good faith (only uncontested amounts may be withheld); and (2) providing PSPs an opportunity to “schedule” payments over a reasonable period of time.

The Company and its billing and collection clearinghouse have reviewed the order and prepared the data necessary to bill or determine the amount due to the relevant dial-around carriers pursuant to the Interim Order. In the fourth quarter of 2002, the Company recorded a $3.8 million charge as an adjustment to revenues from dial-around compensation representing the estimated amount due by the Company to certain dial-around carriers under the Interim Order. Of this amount, $2.3 million and $3.6 million is included in accounts payable and other accrued expenses in the accompanying consolidated balance sheets at September 30, 2004 and December 31, 2003, respectively. In October 2004, certain carriers deducted approximately $0.5 million from their current dial-around compensation payments, further reducing this liability. The remaining amount outstanding will be paid or deducted from future quarterly payments of dial-around compensation to be received from the applicable dial-around carriers.

In March 2003, the Company received $4.9 million relating to the sale of a portion of the Company’s accounts receivable bankruptcy claim for dial-around compensation due from MCI, Inc. (“MCI”, formerly WorldCom, Inc.), of which $3.9 million relates to the amount due from MCI under the Interim Order (see Note 7). In accordance with the Company’s policy on regulated rate actions, this revenue from dial-around compensation was recognized in the first quarter of 2003, the period such revenue was received. The Company also received $4.0 million, $0.4 million and $5.5 million of receipts from other carriers under the Interim Order that was recognized as revenue in the third and fourth quarters of 2003 and the first nine months of 2004, respectively. Such revenues, less the $0.9 million charge in the second quarter of 2004 relating to the change in the Company’s method of estimating accounts receivable as described above, have been reported as dial-around compensation adjustments in the accompanying consolidated statements of operations for the nine months ended September 30, 2004 and 2003. Although the Company is entitled to receive a substantial amount of additional dial-around compensation pursuant to the Interim Order, such amounts, subject to certain limitations, have been assigned to the Company’s former secured lenders in exchange for a reduction in the Company’s secured debt (see Note 8).

8

On August 2, 2002 and September 2, 2002 respectively, the American Public Communications Council (the “APCC”) and the Regional Bell Operating Companies (“RBOCs”) filed petitions with the FCC to revisit and increase the dial-around compensation rate level. Using the FCC’s existing formula and adjusted only to reflect current costs and call volumes, the APCC and RBOCs’ petitions supported an approximate doubling of the current $0.24 rate. On August 12, 2004, the FCC released an order to increase the dial-around compensation rate from $0.24 to $.494 per call (the “2004 Order”). The new rate became effective September 27, 2004, 30 days after publication of the 2004 Order in the Federal Register, and may be subject to appeal by IXCs or other parties. Although the 2004 Order is effective for the fourth quarter of 2004, the Company will not receive payments under the 2004 Order until April 2005; therefore, the Company is unable to determine the potential increase in revenue due to the uncertainty regarding the effect of the rate increase, if any, on dial-around call volumes.

Regulatory actions and market factors, often outside the Company’s control, could significantly affect the Company’s dial-around compensation revenues. These factors include (i) the possibility of administrative proceedings or litigation seeking to modify the dial-around compensation rate, and (ii) ongoing technical or other difficulties in the responsible carriers’ ability and willingness to properly track or pay for dial-around calls actually delivered to them.

7.   SALE OF MCI CLAIM AND REGULATORY REFUNDS

On March 10, 2003, the Company received $4.9 million relating to the third-party sale of a portion of the Company’s accounts receivable bankruptcy claim for dial-around compensation due from MCI. Of this amount, approximately $1.0 million related to the recovery of the Company’s accounts receivable for unpaid dial-around compensation for the second and third quarters of 2002, for which the Company had previously provided an allowance for doubtful accounts, and approximately $3.9 million related to the Interim Order described in Note 6. In accordance with the Company’s policy on regulated rate actions, the amount relating to the Interim Order was recognized as an adjustment to dial-around revenue in the accompanying consolidated statements of operations during the first quarter of 2003, the period in which such revenue was received. In March 2003, the Company used $3.0 million of the sales proceeds to pay a portion of the Company’s balance due under the Company’s Senior Credit Facility (including a $2.2 million prepayment of such debt), $0.9 million was used to pay certain accounts payable, and $1.0 million was deposited in escrow with the Company’s lenders and used to fund certain business initiatives approved by the lenders. The remaining amount deposited in escrow at September 30, 2004 of approximately $0.2 million was used to fund acquisition expenses relating to the MobilePro Transaction.

The amount received by the Company relating to the partial sale of the MCI bankruptcy claim was equal to 51% of the amount listed in the debtor’s schedule of liabilities (the “Scheduled Debt”) filed by MCI (approximately $9.6 million), which amount is materially less than the balance included in the Company’s proof of claim relating to the portion of the claim sold (approximately $17.7 million). Under the sale agreement, the Company is entitled to receive from the purchaser 51% of the amount of the allowed claim in excess of the Scheduled Debt included in MCI’s plan of reorganization as confirmed by the U. S. Bankruptcy Court. On April 21, 2004, MCI emerged from Chapter 11 bankruptcy protection and on October 25, 2004, the Company entered into a settlement agreement with MCI and the purchaser of its claim. It is anticipated that in November 2004, the Company will receive from MCI approximately $2.5 million in cash and MCI common stock in full settlement of the remaining portion of its claim, including the Company’s retained interest. In accordance with the Company’s accounting policy on regulated rate actions, such revenue will be recognized as an adjustment to dial-around revenue in the fourth quarter of 2004.

During the nine months ended September 30, 2003, the Company received $4.7 million of refunds of prior period telephone charges relating to the new services test (“New Services Test” or “NST”) in certain states. Of this amount, $3.8 million, $0.8 million, and $0.1 million were recognized as reductions in telephone charges in the fourth quarter of 2002, first quarter of 2003, and the third quarter of 2003, respectively. Approximately $2.8 million of these refunds were used to pay a portion of the balance due on the Company’s Senior Credit Facility in 2003 and the balance was used for working capital purposes. Under the Telecom Act and related FCC Rules, LECs are required to provide local lines and service to PSPs in accordance with the FCC’s NST guidelines. The FCC’s NST guidelines require LECs to price payphone access lines at the direct cost to the LEC plus a reasonable allocation of overhead. The Company, through its memberships in various state payphone associations and independent actions, continues to pursue refunds from LECs relating to the New Services Test. These efforts involve petitioning the public service commissions in the states in which the LECs operate. Although the Company expects to obtain additional NST refunds in the future, such amounts, subject to certain limitations, have been assigned to the Company’s former secured lenders in exchange for a reduction in the Company’s secured debt (see Note 8).

9

During the fourth quarter of 2003, the Company received $1.4 million of telephone charge refunds from certain LECs relating to end user common line charges (“EUCL Charges”). Under a decision by the Court of Appeals for the District of Columbia Circuit, prior to April 1997, the Court determined that LECs were discriminating against IPPs because they did not assess their own payphone divisions with EUCL Charges. The Court ruled that these charges should be assessed equally to IPPs and their own payphone divisions to eliminate this subsidy to LEC payphone divisions. The Company and other IPPs have been successful in negotiating and recovering EUCL Charges relating to periods prior to April 1997 and expects to continue to obtain additional refunds in the future. However, the right to receive such refunds, subject to certain limitations, has been assigned to the Company’s former secured lenders in exchange for a reduction in the Company’s secured debt (see Note 8). EUCL and NST refunds have been included in the accompanying consolidated statements of operations as a reduction of telephone charges.

8. LONG-TERM DEBT AND OBLIGATIONS UNDER CAPITAL LEASES

 Following is a summary of long-term debt and obligations under capital leases as of September 30, 2004 and December 31, 2003 (in thousands):

	September 30 2004	December 31 2003
Credit Facility, due December 31, 2005:
Term Note A, ($50,000 face value) plus unamortized premium, discount and capitalized interest of $13,231 at September 30, 2004	$63,231	$61,644
Term Note B, ($51,000 face value) plus unamortized premium, discount and capitalized interest of $11,891 at September 30, 2004	62,891	65,077
Note Payable, ($1,280 face value) due September 29, 2005	1,265	1,137
Capital lease obligations with various interest rates and maturity dates through 2005	5	98
	127,392	127,956
Less — Current maturities	(2,624)	(1,994)
	$124,768	$125,962

Sale of Regulatory Receipts and Credit Facility

On November 11, 2004, the Company executed an agreement with its secured lenders (the “Exchange Agreement”) to assign its right to receive certain future payments relating to “Regulatory Receipts” (NST refunds, EUCL refunds, and dial-around compensation received pursuant to the Interim Order, as defined in the Exchange Agreement) in exchange for an $18.0 million reduction in the principal balance of its Credit Facility. The Company assigned to the secured lenders the right to receive up to $18.0 million of Regulatory Receipts otherwise due to the Company not including the proceeds from the settlement of the Company’s MCI bankruptcy claim, which the Company expects to receive in November 2004 (see Note 7), and after the Company receives and retains for its own use $0.7 million of Regulatory Receipts. The Company will recognize an $18.0 million gain relating to the Exchange Agreement in the fourth quarter of 2004.

On November 15, 2004, the Company’s secured lenders sold their interests in the Credit Facility and the Company’s common stock to a wholly owned subsidiary of MobilePro Corp., which became the Company’s sole secured lender and the holder of 95.2% of the outstanding common stock of the Company. Immediately following the closing of the MobilePro Transaction, the Company executed a joinder agreement and became jointly and severally obligated with MobilePro on the $15.2 million MobilePro Credit Agreement used to fund the acquisition (see Note 2).

Credit Facility

On July 24, 2002, (the “closing date”), a wholly owned subsidiary of Davel merged with and into PhoneTel Technologies, Inc. (“PhoneTel”) pursuant to the Agreement and Plan of Reorganization and Merger, dated February 19, 2002, between the Company and PhoneTel (the “PhoneTel Merger”). On that same date, immediately prior to the PhoneTel Merger, the then existing PhoneTel junior lenders exchanged an amount of indebtedness that reduced the then existing junior indebtedness of PhoneTel to $36.5 million for 112,246,511 shares of PhoneTel common stock, which was subsequently exchanged for 204,659,064 shares of the Company in the PhoneTel Merger. Also, on this date, the then existing Davel junior lenders exchanged $237.2 million of outstanding indebtedness and $45.7 million of related accrued interest for 380,612,730 shares of common stock (with a value of $13.7 million, based upon market prices around the closing date), which reduced Davel’s then existing junior indebtedness to $63.5 million. Upon completion of the debt exchanges, Davel and PhoneTel amended, restated and consolidated their respective junior credit facilities into a combined restructured junior credit facility with a principal balance of $101.0 million (the “Credit Facility”), including a $1.0 million loan origination fee. Following the exchange and the PhoneTel Merger, the lenders of the Company’s Credit Facility in the aggregate owned 95.2% of the outstanding common stock of the Company.

10

The combined restructured Credit Facility is due December 31, 2005 (the “maturity date”) and consists of: (i) a $50.0 million cash-pay term loan (“Term Note A”) with interest payable in kind monthly through June 30, 2003, and thereafter to be paid monthly in cash from a required payment of $1.25 million commencing on August 1, 2003, with such monthly payment increasing to $1.5 million beginning January 1, 2005, and the unpaid balance to be repaid in full on the maturity date; and (ii) a $51.0 million payment-in-kind term loan (the “PIK term loan” or “Term Note B”) to be repaid in full on the maturity date. Amounts outstanding under the term loans accrue interest from and after the closing date at the rate of ten percent (10%) per annum. Interest on the PIK term loan accrues from the closing date and will be payable in kind. All interest payable in kind is added to the principal amount of the respective term loan on a monthly basis and thereafter treated as principal for all purposes (including the accrual of interest upon such amounts). During the nine months ended September 30, 2004 and the years ended December 31, 2003 and 2002, approximately $8.9 million, $11.3 million and $4.6 million of interest, respectively, was added to the principal balances as a result of the deferred payment terms. Upon the occurrence and during the continuation of an event of default, interest, at the option of the holders, accrues at the rate of 14% per annum.

The Company has accounted for the debt exchange discussed above as a troubled debt restructuring and recorded a $181.0 million gain in 2002 relating to the extinguishments of its former junior credit facility and the issuance of additional common stock to the lenders. For accounting and reporting purposes, with respect to Davel’s portion of the new Credit Facility ($64.1 million), all cash payments under the modified terms will be accounted for as reductions of indebtedness, and no interest expense will be recognized for any period between the closing date and the maturity date as it relates to that portion. In addition, amounts payable with respect to the PhoneTel portion of the new Credit Facility ($36.9 million) were initially recorded at the net present value of such payments in accordance with the purchase method of accounting. Interest expense is recognized on the PhoneTel portion of the restructured debt over the term of the debt using the interest method of accounting at a fair market rate of 15%. The following tabular presentation summarizes the establishment and current carrying value of the Credit Facility (amounts in thousands):

	Davel	PhoneTel	Total
Face value of credit facilities	$64,135	$36,865	$101,000
Premium: interest capitalization	24,122	—	24,122
Discount: present value of acquired debt	—	(4,658)	(4,658)
Initial carrying value	88,257	32,207	120,464

Payment-in-kind interest in 2002 and 2003	10,093	5,811	15,904
Principal and interest payments in 2003	(709)	(408)	(1,117)
Amortization of premiums and discounts in 2002 and 2003	(10,229)	1,699	(8,530)
Carrying value on December 31, 2003	87,412	39,309	126,721

Payment-in-kind interest in 2004	5,670	3,259	8,929
Principal and interest payments in 2004	(3,306)	(1,900)	(5,206)
Amortization of premiums and discounts in 2004	(5,375)	1,053	(4,322)
Carrying value on September 30, 2004	$84,401	$41,721	$126,122

The Credit Facility is secured by substantially all assets of the Company and was previously subordinate in right of payment to the Senior Credit Facility. The Credit Facility also provides for the payment of a 1% loan fee, payment of a $30,000 monthly administrative fee to Wells Fargo Foothill, Inc., as Agent for the lenders, and advanced payments of principal from excess cash flow and certain types of cash receipts. The Credit Facility includes covenants that require the Company to maintain a minimum level of combined earnings (EBITDA and Adjusted EBITDA, as defined in the Credit Facility) and limits the incurrence of cash and capital expenditures, the payment of dividends and certain asset disposals.

11

The Company was not in compliance with certain financial covenants under its Senior Credit Facility and, as a result, was in default under its Credit Facility from August 31, 2002 through January 31, 2003. In addition, the Company was not in compliance with the minimum EBITDA and Adjusted EBITDA financial covenants under the Credit Facility at December 31, 2002. On March 31, 2003, the Company executed an amendment to its Credit Facility (the “First Amendment”) that reduced the minimum amount of EBITDA and Adjusted EBITDA that the Company was required to maintain through December 31, 2003 and waived all defaults through the date of the amendment. It also amended the timing and amount of individual payments (but not the aggregate amount) due under Credit Facility during 2003 to coincide with the anticipated early retirement of the Senior Credit Facility resulting from the prepayment described below. Under the First Amendment, the Company was required to make monthly payments of $1,041,667 from July 1 through December 1, 2003. The First Amendment did not affect payments due after December 31, 2003.

Notwithstanding the terms of the First Amendment, the Company was not in compliance with the new minimum Adjusted EBITDA covenant under the Credit Facility, as amended, as of June 30 and September 30, 2003. In addition, the Company did not make the $1,041,667 monthly payments that were due on August 1, 2003 through November 1, 2003 and only made a partial payment ($100,000) toward the monthly payment of $1,041,667 that was due on July 1, 2003. On November 11, 2003 the Company executed an agreement with its lenders (the “Forbearance Agreement”) that granted forbearance with respect to defaults and cash payments due under the terms of the Credit Facility through January 30, 2004. Under the Forbearance Agreement, the Company was required to make a $600,000 cash payment to be applied against interest due under the Credit Facility and to make additional interest payments of $100,000 on December 1, 2003 and January 1, 2004, which payments were made by the Company.

At December 31, 2003, the Company was not in compliance with the minimum Adjusted EBITDA covenant contained in the Credit Facility, and therefore, was in default of the terms of the Credit Facility. On February 24, 2004, the Company executed an amendment (the “Second Amendment”) that waived all defaults through the date of the amendment, reduced the minimum amount of EBITDA and Adjusted EBITDA that the Company is required to maintain through December 31, 2004, and provides for the negotiation of revised quarterly covenant levels for EBITDA and Adjusted EBITDA in 2005. Beginning December 1, 2003, the Second Amendment reduced the minimum payments due under the Credit Facility to $100,000 per month plus the monthly administrative fee through the maturity date on December 31, 2005. The Company was also required to make additional payments equal to 100% of any Regulatory Receipts received by the Company. As defined in the Credit Facility, Regulatory Receipts include prior year EUCL Charges and New Services Test refunds from LECs and net dial-around true-up refunds from long-distance carriers.

As of June 30, 2004, the Company was not in compliance with the minimum EBITDA and Adjusted EBITDA covenants, as defined in the Credit Facility, and did not make a $1.4 million debt payment related to Regulatory Receipts received by the Company during the second quarter of 2004. On August 11, 2004, the Company executed an amendment (the “Third Amendment”) that waived all defaults through the date of the amendment and provided for the deferred payment of approximately $1.4 million of Regulatory Receipts. Under the Third Amendment, such amount is due in three equal quarterly installments of $466,000 on April 1, July 1 and October 1, 2005.

As of September 30, 2004, the Company was not in compliance with the minimum EBITDA and Adjusted EBITDA covenants, as defined in the Credit Facility, and did not make the scheduled monthly payments of $100,000 each due on October 1 and November 1, 2004. As described in Note 2 and above, the remaining outstanding balance due under the Credit Facility was purchased by a wholly owned subsidiary of MobilePro Corp. on November 15, 2004. On November 15, 2004, the Company and this subsidiary of MobilePro Corp. executed an amendment to the Credit Facility (the “Fourth Amendment”) that waived all defaults through the date of the amendment and the monthly payments that were due on October 1 and November 1, 2004.

12

Note Payable

In connection with the PhoneTel Merger, the Company assumed a $1.1 million note payable to Cerberus Partners, L.P. (“Cerberus”) that provides for payment of principal, together with deferred interest at 5% per annum, on November 17, 2004. Cerberus and its affiliates were also lenders under the Credit Facility and Senior Credit Facility and a major shareholder of the Company. The note is secured by substantially all of the assets of PhoneTel and is subordinate in right of payment to the Company’s Credit Facility. In connection with the PhoneTel Merger, the note was originally recorded at its net present value, including capitalized interest, in accordance with the purchase method of accounting. Interest expense is recognized over the term of the note using the interest method of accounting at a fair market rate of 15%. The note also includes a cross default provision that permits the holder to declare the note immediately due and payable if payments due under the Credit Facility are accelerated as a result of default. On November 15, 2004, Cerberus assigned its interest in the note payable to a subsidiary of MobilePro Corp. in connection with the Purchase Agreement (see Note 2). Also on November 15, 2004, the Company and MobilePro executed an amendment to extend the maturity date of the note until September 29, 2005.

Senior Credit Facility

Effective as of February 19, 2002, Madeleine L.L.C. and ARK CLO 2000-1, Limited (the “Senior Lenders”) entered into a credit agreement (the “Senior Credit Facility”) with Davel Financing Company, L.L.C., PhoneTel and Cherokee Communications, Inc., a wholly owned subsidiary of PhoneTel. On that date, the then existing junior lenders of the Company and PhoneTel also agreed to a substantial debt-for-equity exchange with respect to their outstanding indebtedness. The Senior Credit Facility provided for a combined $10 million line of credit which the Company and PhoneTel shared $5 million each. The Company and PhoneTel each borrowed the amounts available under their respective lines of credit on February 20, 2002, which amounts were used to pay merger related expenses and accounts payable. Davel and PhoneTel agreed to remain jointly and severally liable for all amounts due under the Senior Credit Facility.

Interest on the funds loaned pursuant to the Senior Credit Facility accrued at the rate of fifteen percent (15%) per annum and was payable monthly in arrears. A principal amortization payment in the amount of $833,333 was due on the last day of each month, beginning July 31, 2002 and ending on the maturity date of June 30, 2003. On May 2, 2003, the Company paid the remaining balance, including interest, due under the Senior Credit Facility.

9. EARNINGS PER SHARE AND STOCK-BASED COMPENSATION

The treasury stock method was used to determine the dilutive effect of the options and warrants on earnings per share data. Diluted loss per share is equal to basic loss per share since the exercise of the outstanding options and warrants would be anti-dilutive and resulted in no dilution for all periods presented. In accordance with SFAS No. 128 and the requirement to report “Earnings Per Share” data, the basic and diluted loss per weighted average common share outstanding was $0.02 and $0.06 during the nine months ended September 30, 2004 and 2003, respectively.

The Company accounts for compensation costs associated with stock options issued to employees under the provisions of Accounting Principles Board Opinion No. 25 (“APB No. 25”) whereby compensation is recognized to the extent the market price of the underlying stock at the date of grant exceeds the exercise price of the option granted (the “intrinsic value method”). The Company has adopted the disclosure provisions of Financial Accounting Standard No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), which requires disclosure of compensation expense that would have been recognized if the fair-value based method of determining compensation had been used for all arrangements under which employees receive shares of stock or equity instruments. Stock-based compensation to non-employees is accounted for using the fair-value based method prescribed by SFAS No. 123.

During the nine-month periods ended September 30, 2004 and 2003, the Company did not incur any stock-based employee compensation expense under the intrinsic value or fair value based methods. Therefore, the reported amounts of net loss and net loss per share were the same as the amounts that would have been reported if the fair value method had been applied to all awards.

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10. COMMITMENTS & CONTINGENCIES

On or about September 16, 2004 the Company was served with a complaint, in civil action number 04-4303 captioned John R. Gammino v. Cellco Partnership d/b/a Verizon Wireless, et. al. filed in the United States District Court for the Eastern District of Pennsylvania. Plaintiff claims that the Company’s use of certain international call blocking technology infringes on one or more patents owned by the Plaintiff John R. Gammino (the “Gammino Patents”). Also named as defendants in the suit are Cellco Partnership d/b/a Verizon Wireless, Verizon Communications, Inc., Vodafone Group PLC, AT&T Corporation and Sprint Corporation. The claims alleged by the Plaintiff seek, among other damages, $7.6 million in royalty fees from the Company. On November 8, 2004, the Company responded by filing its answer, affirmative defenses and counterclaims.

The Company continues to review and investigate the allegations set forth in the complaint, continues to assess the validity of the Gammino Patents and is in the process of determining whether the technology purchased by the Company from third parties infringes upon the Gammino Patents. Additionally, the Company is assessing any and all rights it may have for indemnification by third parties from whom the international call blocking services are acquired. The Company intends to vigorously defend itself in this matter and pursue its counterclaims; however, the Company cannot at this time predict its likelihood of success on the merits or its success in seeking indemnification from the third parties from whom it purchases the call blocking services.

In connection with the MobilePro Transaction, the former secured lenders, subject to certain limitations, have agreed to reimburse the Company for the litigation cost and any losses resulting from the Gammino lawsuit. The former secured lenders have agreed to fund such costs from future Regulatory Receipts that were assigned to them pursuant to the Exchange Agreement (see Note 8). Any such Regulatory Receipts will be deposited into a third-party escrow account and used to reimburse the Company for costs incurred. The secured lenders are not required to fund the escrow account or otherwise reimburse the Company for amounts, if any, in excess of actual Regulatory Receipts collected. Any amount remaining in the escrow account at the conclusion of the litigation is to be returned to the former secured lenders.

On or about October 15, 2002, Davel was served with a complaint, in an action captioned Sylvia Sanchez et al. v. Leasing Associates Service, Inc., Armored Transport Texas, Inc., and Telaleasing Enterprises, Inc. Plaintiffs claim that the Company was grossly negligent or acted with malice and such actions proximately caused the death of Thomas Sanchez, Jr. a former Davel employee. On or about January 8, 2002, the Plaintiffs filed their first amended complaint adding a new defendant LAI Trust and on or about January 21, 2002 filed their second amended complaint adding new defendants Davel Communications, Inc., DavelTel, Inc. and Peoples Telephone Company. DavelTel, Inc. and Peoples Telephone Company are subsidiaries of the Company. The original complaint, as well as the first and second amended complaints were forwarded to Davel’s insurance carrier for action; however, Davel’s insurance carrier denied coverage based upon the workers compensation coverage exclusion contained in the insurance policy. The Company answered the complaint on or about January 30, 2003. The parties are currently engaged in the discovery process. The trial originally scheduled for June 2004 had been continued to November 2004; however, has been delayed by motion of the plaintiff and approval of the court. It is anticipated that the trial will be scheduled for March 2005. While Davel believes that it has meritorious defenses to the allegations contained in the second amended complaint and intends to vigorously defend itself, Davel cannot at this time predict its likelihood of success on the merits.

The Company is also a party to a contract with Sprint Communications Company, L.P. (“Sprint”) that provides for the servicing of operator-assisted calls. Under this arrangement, Sprint has assumed responsibility for tracking, rating, billing and collection of these calls and remits a percentage of the gross proceeds to the Company in the form of a monthly commission payment, as defined in the contract. The contract also requires the Company to achieve certain minimum gross annual operator service revenue, measured for the twelve-month period ended June 30 of each year. In making its June 30, 2002 compliance calculation under the minimum gross annual operator service revenue provision, the Company identified certain discrepancies between its calculations and the underlying call data information provided directly by Sprint. If the data, as presented by Sprint, is utilized in the calculation, a shortfall could result. The Company has provided Sprint with notification of its objections to the underlying data, and upon further investigation, has discovered numerous operational deficiencies in Sprint’s provision of operator services that have resulted in a loss of revenue to the Company, thus negatively impacting the Company’s performance relating to the gross annual operator service revenue requirement set forth in the contract. Furthermore, the Company advised Sprint that its analysis indicated that not only had it complied with the provisions of the gross annual operator service revenue requirement it also believed that Sprint had underpaid commissions to the Company during the same time period. The Company notified Sprint of the details surrounding the operational deficiencies and advised that its failure to correct such operational deficiencies would result in a material breach of the contract.

14

Notwithstanding the Company’s objections, Sprint advised the Company, based upon its calculation of the Company’s performance in connection with the gross annual operator services revenue requirement, it would retroactively reduce the percentage of commission paid to the Company in connection with the contract for the twelve-month period ended June 30, 2002. Sprint withheld $418,000 from the commission due and owing the Company in the month of September 2002 and failed to address the operational deficiencies discovered by the Company. As a result of these actions, during the month of October 2002, the Company advised Sprint that the contract was terminated due to Sprint’s continuing and uncured breaches and the Company shifted its traffic to an alternative operator service provider. In response, Sprint withheld $380,170 from the commissions due and owing the Company in the month of October 2002. Thereafter, the Company made a demand for any and all amounts due it under the terms of the contract. In response, Sprint has asserted its claim for payment of approximately $5.9 million representing the amount it had calculated as owing under the gross annual operator services revenue requirement for the twelve-month period ended June 30, 2002.

While the Company believes that its objections to Sprint’s calculation of the gross annual operator service revenue requirement are justifiable and has not recorded any amounts associated with any minimum liability, it is possible that some liability or receivable for this matter may ultimately be determined as a result of the dispute, the amount of which, if any, is not presently determinable.

The Company is involved in other litigation arising in the normal course of its business, which it believes will not materially affect its financial position or results of operations.

11. RELATED PARTY TRANSACTIONS

The Company’s former chief executive officer, whose tenure ended in August 2003, was, during such tenure, a director, executive vice president and a 49% shareholder of Urban Telecommunications, Inc. (“Urban”). The Company earned revenue of $1,917,000 in 2003 from various telecommunication contractor services provided to Urban, principally residence and small business facility provisioning and inside wiring. Additionally, in 2003, Urban was paid $125,000 for providing the Company with pay telephone management and other services for the Company’s payphone installations located in and around New York, New York. In October 2003, the Company and Urban terminated its service relationship. The net amount of accounts receivable due from Urban, which was collected in the first quarter of 2004, was $123,000 at December 31, 2003.

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ITEM 8. FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

Page
Report of the Independent Public Accountants	17
Consolidated Balance Sheets as of December 31, 2003 and 2002	18
Consolidated Statements of Operations for the years ended December 31, 2003, 2002 and 2001	19
Consolidated Statements of Changes in Shareholders’ Equity (Deficit) and Other Comprehensive Loss for the years ended December 31, 2003, 2002, and 2001	20
Consolidated Statements of Cash Flows for the years ended December 31, 2003, 2002 and 2001	21
Notes to Consolidated Financial Statements	22

16

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Davel Communications, Inc.:

We have audited the accompanying consolidated balance sheets of Davel Communications, Inc. (the “Company”) and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in shareholders’ equity (deficit) and other comprehensive loss and cash flows for the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Davel Communications, Inc. and Subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, the Company has incurred recurring operating losses, has a substantial working capital deficiency and has been unable to comply with the terms of its debt agreements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

AIDMAN PISER & COMPANY, P. A.

Tampa, Florida
March 19, 2004

17

Davel Communications, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands except share and per share amounts)

	December 31
	2003	2002
Assets
Current assets:
Cash and cash equivalents	$7,775	$6,854
Accounts receivable, net of allowance for doubtful accounts
of $1,870 at December 31, 2002	7,975	16,807
Other current assets	2,922	3,286
Total current assets	18,672	26,947

Property and equipment, net	22,878	41,855
Location contracts, net	6,746	18,043
Goodwill	—	17,455
Other assets, net	2,026	2,316
Total assets	$50,322	$106,616

Liabilities and Shareholders' Deficit
Current liabilities:
Current maturities of long-term debt and obligations under capital leases	$1,994	$11,449
Accrued commissions payable	9,020	11,986
Accounts payable and other accrued expenses	15,847	21,262
Total current liabilities	26,861	44,697

Long-term debt and obligations under capital leases	125,962	118,229
Total liabilities	152,823	162,926

Commitments and contingencies (Note 19)	—	—
Shareholders' deficit:
Preferred stock - $0.01 par value, 1,000,000 share authorized,
no shares outstanding	—	—
Common Stock - $0.01 par value, 1,000,000,000 shares authorized, 615,018,963 shares
issued and outstanding	6,150	6,150
Additional paid-in capital	144,210	144,210
Accumulated deficit	(252,861)	(206,670)
Total shareholders' deficit	(102,501)	(56,310)
Total liabilities and shareholders' deficit	$50,322	$106,616

The accompanying notes are an integral part of these financial statements

18

Davel Communications, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands except for share and per share amounts)

	Year Ended December 31
	2003	2002	2001
Revenues:
Coin calls	$50,132	$56,952	$61,668
Non-coin calls	23,335	23,807	28,950
Dial-around compensation adjustments	8,306	(3,807)	—
Total revenues	81,773	76,952	90,618

Operating expenses:
Telephone charges	23,029	19,350	29,577
Commissions	13,584	15,767	22,168
Service, maintenance and network costs	24,028	22,998	23,519
Depreciation and amortization	21,523	20,392	19,241
Selling, general and administrative	11,216	11,959	12,115
Asset impairment charges	27,141	—	—
Exit and disposal activities	786	2,919	—
Total costs and expenses	121,307	93,385	106,620

Operating loss	(39,534)	(16,433)	(16,002)

Other income (expense):
Interest expense (net)	(6,559)	(13,037)	(27,672)
Gain on debt extinguishment	—	180,977	—
Other	(98)	244	260
Total other income (expense)	(6,657)	168,184	(27,412)

Net income (loss)	$(46,191)	$151,751	$(43,414)

Earnings (loss) per share:

Net income (loss) per common share, basic and diluted	$(0.08)	$0.56	$(3.89)

Weighted average number of shares, basic and diluted	615,018,963	272,598,189	11,169,485

The accompanying notes are an integral part of these financial statements

19

Davel Communications, Inc. and Subsidiaries
Consolidated Statements of Changes in Shareholders' Equity (Deficit) and Other Comprehensive Loss
(In thousands except share amounts)

					Accumulated	Total
			Additional		Other	Shareholders'
	Common Stock		Paid-in	Accumulated	Comprehensive	Equity	Comprehensive
	Shares	Amount	Capital	Deficit	Loss	(Deficit)	Loss
Balances December 31, 2000	11,169,540	$112	$128,503	$(315,007)	$—	$(186,392)	$—

Rescission of common stock	(100)	—	—	—	—	—	—

Market change on interest collar	—	—	—	—	(7)	(7)	(7)

Net loss	—	—	—	(43,414)	—	(43,414)	(43,414)

Balances December 31, 2001	11,169,440	112	128,503	(358,421)	(7)	(229,813)	$(43,421)

Issuance of common stock -
debt exchange	380,612,730	3,806	9,896	—	—	13,702	$—
Issuance of common stock -
PhoneTel merger	223,236,793	2,232	5,805	—	—	8,037	—
Issuance of stock options -
PhoneTel merger	—	—	6	—	—	6	—

Market change on interest collar	—	—	—	—	7	7	7

Net income	—	—	—	151,751	—	151,751	151,751

Balances December 31, 2002	615,018,963	6,150	144,210	(206,670)	—	(56,310)	$151,758

Net loss	—	—	—	(46,191)	—	(46,191)	$(46,191)

Balances December 31, 2003	615,018,963	$6,150	$144,210	$(252,861)	$—	$(102,501)	$(46,191)

The accompanying notes are an integral part of these financial statements

20

Davel Communications, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31
	2003	2002	2001
Cash flows from operating activities:
Net income (loss)	$(46,191)	$151,751	$(43,414)
Adjustments to reconcile net income (loss) to net cash flow from operating activities:
Depreciation and amortization	21,523	20,392	19,241
Amortization of deferred financing costs and non-cash interest	5,207	11,711	3,681
Gain from debt extinguishment	—	(180,977)	—
Non-cash exit and disposal activities	—	1,309	—
Loss (gain) on disposal of assets	295	(71)	272
Increase in allowance for doubtful accounts	156	1,241	—
Deferred revenue	(150)	(188)	(188)
Asset impairment charges	9,686	—	—
Goodwill impairment	17,455	—	—
Changes in assets and liabilities, net of assets acquired:
Accounts receivable	8,676	(1,679)	2,378
Other current assets	364	(1,105)	(351)
Accrued commissions payable	(2,966)	(2,879)	1,286
Accounts payable and accrued expenses	(5,161)	(177)	(3,931)
Accrued interest	(104)	138	23,281
Net cash from operating activities	8,790	(534)	2,255

Cash flows from investing activities:
Cash received in PhoneTel merger, net of acquisition costs	—	2,784	—
Proceeds from sale of assets	334	116	—
Capital expenditures	(1,130)	(371)	(521)
Payment of acquisition costs	—	(611)	—
Payments for location contracts	(276)	(321)	(618)
Increase in other assets	(43)	(332)	—
Net cash from investing activities	(1,115)	1,265	(1,139)

Cash flows from financing activities:
Proceeds from Senior Credit Facility	—	5,000	—
Payments on long-term debt	(6,544)	(3,750)	(941)
Payments on revolving line of credit	—	—	(159)
Principal payments under capital leases	(210)	(460)	(787)
Net cash from financing activities	(6,754)	790	(1,887)

Net increase (decrease) in cash and cash equivalents	921	1,521	(771)

Cash and cash equivalents, beginning of period	6,854	5,333	6,104
Cash and cash equivalents, end of period	$7,775	$6,854	$5,333

Supplemental Cash Flow Information
Interest Paid	$885	$1,441	$—

Non-cash investing and financing transactions:
PhoneTel Merger
Common stock and options issued	$—	$(8,043)	$—
Net assets acquired, net of cash and acquisition costs	—	4,159	—
Debt-for-equity exchange
Common stock issued	—	(13,702)	—
Issuance of Junior Credit Facility	—	(88,245)	—
Retirement of Old Credit Facility	—	237,255	—
Accrued interest - Old Credit Facility	—	45,704	—
Property and equipment acquired under capital leases	—	—	29

The accompanying notes are an integral part of these financial statements

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DAVEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Davel Communications, Inc. and subsidiaries, (the “Company” or “Davel”) was incorporated on June 9, 1998 under the laws of the State of Delaware. The Company is the largest domestic independent payphone service provider in the United States of America. The Company operates in a single business segment within the telecommunications industry, operating, servicing, and maintaining a system of approximately 47,000 payphones in 46 states and the District of Columbia. The Company’s headquarters is located in Cleveland, Ohio with field service offices in 17 geographically dispersed locations.

On July 24, 2002, the Company restructured its long-term debt by completing the debt-for-equity exchange described in Note 4. Immediately thereafter, on that same date, the Company and PhoneTel Technologies, Inc. (“PhoneTel”) completed the merger described in Note 5 (the “PhoneTel Merger”), which has been accounted for as a purchase business combination. Accordingly, the results of operations of PhoneTel are included in the accompanying financial statements since the date of acquisition.

2. LIQUIDITY AND MANAGEMENT’S PLANS

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Excluding the gain on debt extinguishment of $181.0 million in 2002, the Company has incurred losses of approximately $46.2 million, $29.2 million and $43.4 million for the years ended December 31, 2003, 2002 and 2001, respectively. These losses were primarily attributable to increased competition from providers of wireless communication services and the impact on the Company’s revenue of certain regulatory changes. In addition, as of December 31, 2003, the Company had a working capital deficit of $8.2 million and its liabilities exceeded it assets by $102.5 million. Although the Company’s lenders have waived all defaults, the Company was not in compliance with certain financial covenants and did not make certain debt payments that were originally due under its Junior Credit Facility (see Note 10). These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

In July 2003, a special committee of independent members of the Company’s Board of Directors (the “Special Committee”) was formed to identify and evaluate the strategic and financial alternatives available to the Company to maximize value for the Company’s stakeholders. Thereafter, the Board of Directors appointed a new chief executive officer who has been actively engaged with management to improve the operating results of the Company. Significant elements of the plan executed or planned for 2003 and 2004 include (i) continuing cost savings and efficiencies resulting from the merger with PhoneTel discussed in Note 5, (ii) the continued removal of unprofitable payphones, (iii) reductions in telephone charges by changing to competitive local exchange carriers (“CLECs”) or other alternative carriers, (iv) the evaluation, sale or closure of unprofitable district operations, (v) outsourcing payphone collection, service and maintenance activities to reduce such costs, and (vi) the further curtailments of operating expenses. The Company is also working toward the implementation of new business initiatives and other strategic opportunities available to the Company.

As discussed in Note 10, the Company has been engaged in discussions with its Junior Lenders regarding the possibility of restructuring its outstanding debt. Any such restructuring could potentially include a debt-for-equity exchange that may substantially dilute the interests of the Company’s existing shareholders. There can be no assurance that the Company will be successful in negotiating a reduction in the outstanding balance of its Junior Credit Facility.

Notwithstanding these activities and plans, the Company may continue to face liquidity shortfalls and, as a result, might be required to dispose of assets to fund its operations or curtail its capital and other expenditures to meet its debt service and other obligations. There can be no assurances as to the Company’s ability to execute such dispositions, or the timing thereof, or the amount of proceeds that the Company could realize from such sales. The

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consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. While the Company places its cash and cash equivalents with quality financial institutions, balances may exceed amounts covered by FDIC insurance, with management’s approval. Cash and cash equivalents includes $1.0 million on deposit under an informal arrangement at a bank, which is collateral for letters of credit issued to suppliers.

Concentrations of Credit Risk

Trade accounts receivable are concentrated with companies in the telecommunications industry. Accordingly, the credit risk associated with the trade accounts receivable will fluctuate with the overall condition of the telecommunications industry. Other than the MCI/ WorldCom bankruptcy filing, discussed in Note 16, during all periods presented, credit losses were within management’s overall expectations.

Fair Value of Financial Instruments

Financial instruments consist of cash, accounts receivable, accounts payable and accrued liabilities and long-term debt. The fair value of the financial instruments, other than long-term debt, approximates their respective carrying amounts. Fair value for all financial instruments other than long-term debt, for which no quoted market prices exist, were based on appropriate estimates. The fair value of the Company’s long-term debt is estimated based on market prices for similar issues or on the current interest rates offered to the Company for debt of the same remaining maturities. Based upon prevailing interest rates available to the Company for similar instruments, the fair value of long-term debt at December 31, 2003 is approximately $117.1 million, compared to its carrying value of $128.0 million on the same date.

Derivative Financial Instruments and Hedging Activities

The Company does not hold derivatives for trading purposes. In 2001, the Company held a derivative financial instrument, principally an interest rate collar contract, to hedge exposure to changes in interest rates on debt obligations. For the interest rate collar, the interest rate collar settlement differential is reflected as an adjustment to interest expense. Adoption of Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities”, on January 1, 2001, resulted in a cumulative after-tax increase in other comprehensive loss of $7,000 in 2001 and a decrease in other comprehensive loss of $7,000 in 2002. This interest rate collar agreement terminated in February 2002. The Company currently has no such financial instruments outstanding or under consideration and does not expect the adoption of this standard to effect the Company’s financial position or results of operations.

Property and Equipment

Property and equipment held and used in the Company’s operations is stated at cost and depreciation is provided over the estimated useful lives using the straight-line method. Installed payphones and related equipment includes installation costs, which are capitalized and amortized over the estimated useful lives of the equipment. The costs associated with normal maintenance, repair, and refurbishment of telephone equipment are charged to expense as incurred. The capitalized cost of equipment and vehicles under capital leases is amortized over the lesser of the lease term or the asset’s estimated useful life, and is included in depreciation and amortization expense in the consolidated statements of operations.

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Uninstalled payphone equipment consists of replacement payphones and related equipment and is carried at the lower of cost or fair value.

Location Contracts

Location contracts include acquisition costs allocated to location owner contracts and other costs associated with obtaining written and signed location contracts. These assets are amortized on a straight-line basis over their estimated useful lives based on contract terms (3 to 5 years). Amortization expense related to location contracts was $4.5 million, $4.1 million, and $1.2 million for the years ended December 31, 2003, 2002 and 2001 respectively. Accumulated amortization as of December 31, 2003 and 2002 was approximately $17.4 million and $7.7 million, respectively.

Goodwill

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142). Under SFAS No. 142, goodwill and certain other intangible assets with an indefinite life must be tested at least annually for impairment and can no longer be amortized. During 2002, the Company completed its initial evaluation of goodwill for impairment and recognized no impairment losses based upon a comparison of the carrying value of the Company’s net assets and the estimated enterprise value of the Company. In 2003, the Company completed its annual evaluation of goodwill for impairment and the balance was written-off. See “Impairments of Long-lived Assets and Goodwill,” below. Prior to 2002, goodwill was amortized on a straight-line basis over periods estimated to be benefited, generally 15 years. There was no amortization expense related to goodwill during the year ended December 31, 2001.

Impairments of Long-Lived Assets and Goodwill

The Company reviews long-lived assets to be held and used and goodwill for impairment whenever events or changes in circumstances indicate the asset may be impaired. As of June 30, 2003, the Company completed a review of the carrying values of its payphone assets, including Location Contracts and payphone equipment (collectively “Payphone Assets”). The review was performed during the second quarter when it became apparent to management that the effects of the continuing decline in payphone usage required reconsideration of the Company’s operating projections. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” and SFAS No. 142, the Company compared the carrying value of its Payphone Assets in each of the Company’s operating districts to the estimated undiscounted future cash inflows over the remaining useful lives of the assets. The Company’s operating districts are the lowest operational level for which discernable cash flows are measurable. In certain operating districts, the carrying values of the Payphone Assets exceeded the estimated undiscounted cash inflows projected for the respective operating district. In these instances, the Company recorded an aggregate impairment loss of $9.7 million to reduce the carrying value of such assets to estimated fair value, less cost to sell. Fair value was determined based on the higher of the present value of discounted expected future cash flows or the estimated market value of the assets for each of the operating districts in which an impairment existed.

As of June 30, 2003, the carrying value of the Company’s net assets, after taking into account the impairment charges described above, exceeded the fair value of the Company, which amount was based upon the present value of expected future cash flows. In accordance with SFAS No. 142, the Company then calculated the implied value of goodwill based upon the difference between the fair value of the Company and the fair value of its net assets, excluding goodwill. Because the fair value of the Company’s net assets without goodwill exceeded the fair value of the Company, no implied value could be attributed to goodwill. As a result, the Company recorded a $17.5 million non-cash impairment loss in the second quarter of 2003 to write-off the carrying value of the goodwill.

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Asset impairment charges were as follows for the year ended December 31, 2003 (in thousands):

Payphone Assets	$9,686
Goodwill	17,455
Total impairment charges	$27,141

Management exercised considerable judgment to estimate undiscounted and discounted future cash flows. The amount of future cash flows the Company will ultimately realize remains under continuous review, but could differ materially from the amounts assumed in arriving at the impairment loss.

Revenue Recognition

The Company derives its revenues from two principal sources: coin calls and non-coin calls. Coin calls represent calls paid for by callers with coins deposited into the payphone. Coin call revenues are recorded in the amount of coins deposited in the payphones and in the period deposited. Revenue from non-coin calls, which includes dial-around compensation, as discussed in Note 15, and operator service revenue is recognized in the period in which the customer places the call.

Operator Service Revenue: Non-coin operator service calls are serviced by independent operator service providers. These carriers assume billing and collection responsibilities for operator-assisted calls originating on the Company’s payphone network and pay “commissions” to the Company based upon gross revenues. The Company recognizes operator service revenues in amounts equal to the commission that it is entitled to receive during the period the service is rendered.

Dial-around Revenue: The Company also recognizes non-coin dial-around revenues from calls that are dialed from its payphones to gain access to a long distance company or to make a traditional “toll free” call (dial-around calls). Revenues from dial-around calls are recognized based on estimates using the Company’s historical collection experience because a) the interexchange carriers (“IXCs”) have historically paid for fewer dial-around calls than are actually made (due to the reasons discussed in Note 15 to the financial statements) and b) the collection period for dial-around revenue may be as long as a year. Davel’s estimate of revenue is based on historical analyses of calls placed versus amounts collected. These studies are updated on a continuous basis. Recorded amounts are adjusted to actual amounts received and estimates are updated once the applicable dial-around compensation has been collected.

Regulated Rate Actions

The Federal Communications Commission (“FCC”) possesses the authority pursuant to the Telecommunications Act of 1996 (the “Telecom Act”) to effect rate actions related to dial-around compensation, including retroactive rate adjustments and refunds (See Note 15), and other telecommunication revenues and expenses. Rate adjustments arising from FCC rate actions that require refunds to dial-around carriers are recorded in the first period that they become both probable of payment and estimable in amount. Rate adjustments that result in payments to the Company by dial-around or other carriers are recorded when received.

Telephone Charges

Telephone charges consist of payments made to local exchange carriers (“LECs”) and IXCs for local and long-distance line and transmission services. In 2003, 2002 and 2001, the Company recognized $0.8 million, $7.1 million and $1.9 million of refunds of prior period telephone charges, respectively, relating to the recently adopted “New Services Test” in certain states. Under the Telecom Act and related FCC Rules, LECs are required to make access lines that are provided for their own payphones equally available to independent payphone providers to ensure that the cost to payphone providers for obtaining local lines and service met the FCCs new services test guidelines. Such guidelines require LECs to price payphone access lines at the direct cost to the LEC plus a reasonable allocation of overhead. Refunds pursuant to the “New Services Test” are recorded as reductions in telephone charges in the Company’s consolidated statements of operations.

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Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities are measured using enacted tax rates for the periods such taxes are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period in which the change is enacted. Deferred tax assets are reduced by a valuation allowance when it is deemed more likely than not that the asset will not be utilized.

Stock-based compensation

The Company accounts for compensation costs associated with stock options issued to employees under the provisions of Accounting Principles Board Opinion No. 25 (“APB No. 25”) whereby compensation is recognized to the extent the market price of the underlying stock at the date of grant exceeds the exercise price of the option granted. The Company has adopted the disclosure provisions of Financial Accounting Standard No. 123 — Accounting for Stock-Based Compensation (“SFAS No. 123”), which requires disclosure of compensation expense that would have been recognized if the fair-value based method of determining compensation had been used for all arrangements under which employees receive shares of stock or equity instruments. Stock-based compensation to non-employees is accounted for using the fair-value based method prescribed by SFAS No. 123.

The following table reflects supplemental financial information related to stock-based employee compensation, as required by SFAS No. 148 (See “Recent Accounting Pronouncements”, below; in thousands, except per share amounts):

	2003	2002	2001

Net income (loss), as reported	$(46,191)	$151,751	$(43,414)
Net income (loss) per share, as reported	(0.08)	0.56	(3.89)
Stock-based employee compensation costs used in the determination of net income (loss)	—	—	—
Stock-based employee compensation costs that would have been included in the determination of net income (loss) if the fair value method had been applied to all awards	—	(767)	(1,659)
Unaudited pro forma net income (loss), as if the fair value method had been applied to all awards	(46,191)	150,984	(45,073)
Unaudited pro forma net income (loss) per share, as if the fair value method had been applied to all awards	(0.08)	0.55	(4.04)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates, among others, include amounts relating to the carrying value of the Company’s accounts receivable and payphone location contracts and the related revenues and expenses applicable to dial-around compensation and asset impairment. Actual results could differ from those estimates.

Recent Accounting Pronouncements

During December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure”. Statement No. 148 establishes standards for two alternative methods of transition to the fair value method of accounting for stock-based employee compensation of SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS No. 148 also amends and augments the disclosure provisions of SFAS No. 123 and APB No. 28, “Interim Financial Reporting”, to require disclosure in the summary of significant accounting policies for all companies of the effects of an entity’s accounting policy with respect to stock based employee compensation on reported net income and earnings per share in annual and interim financial statements. The transitions standards and disclosure requirements of SFAS No. 148 are effective for fiscal years and interim periods ending after December 15, 2002.

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SFAS No. 148 does not require the Company to transition from the intrinsic value approach provided in APB Opinion No. 25, “Accounting for Employee Stock Based Compensation”. In addition, the Company does not currently plan to transition to the fair value approach in SFAS No. 123. However, the Company has adopted the additional disclosure requirements of SFAS No. 148 in this annual report.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“Interpretation No. 45”). Under Interpretation No. 45, guarantees, contracts and indemnification agreements are required to be initially recorded at fair value. Current practice provides for the recognition of a liability only when a loss is probable and reasonably estimable, as those terms are defined under SFAS No. 5, “Accounting for Contingencies”. In addition, Interpretation No. 45 requires significant new disclosures for all guarantees even if the likelihood of the guarantor’s having to make payments under the guarantee is remote. The disclosure requirements are effective for financial statements of interim and annual periods ending after December 15, 2002. The initial recognition and measurement provisions of Interpretation No. 45 are applicable on a prospective basis to guarantees, contracts or indemnification agreements issued or modified after December 31, 2002.

The Company currently has no guarantees, contracts or indemnification agreements that would require fair value treatment under the new standard. The Company’s current policy is to disclose all material guarantees and contingent arrangements, similar to the disclosure requirements of Interpretation No. 45, which provide for disclosure of the approximate term, nature of guarantee, maximum potential amount of exposure, and the nature of recourse provisions and collateral.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. The statement amends and clarifies accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. This statement is designed to improve financial reporting such that contracts with comparable characteristics are accounted for similarly. The statement is generally effective for contracts entered into or modified after June 30, 2003. The Company currently has no such financial instruments outstanding or under consideration and does not expect the adoption of this standard to effect the Company’s financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The Company currently has no such financial instruments outstanding or under consideration and therefore adoption of this standard currently has no financial reporting implications.

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN No. 46”). This interpretation clarifies rules relating to consolidation where entities are controlled by means other than a majority voting interest and instances in which equity investors do not bear the residual economic risks. This interpretation is effective immediately for variable interest entities created after January 31, 2003 and, for interim periods beginning after December 15, 2003, for interests acquired prior to February 1, 2003. The Company does not currently have relationships with entities meeting the criteria set forth in FIN No. 46 and is not required to include any such entities in its consolidated financial statements pursuant to the provisions of FIN No. 46.

Reclassification

Certain reclassifications have been made to prior year balances to conform to the current year presentation.

4. DEBT RESTRUCTURING

On July 24, 2002 (the “closing date”), immediately prior to the merger discussed in Note 5, the existing PhoneTel junior lenders exchanged an amount of indebtedness that reduced the junior indebtedness of PhoneTel to $36.5 million for 112,246,511 shares of PhoneTel common stock, which was subsequently exchanged for 204,659,064 shares of the Company in the PhoneTel Merger. Also, on this date, the existing Davel junior lenders exchanged $237.2 million of outstanding indebtedness and $45.7 million of related accrued interest for 380,612,730 shares of common stock (with a value of $13.7 million, based upon market prices around the closing date), which reduced Davel’s junior indebtedness to $63.5 million. Upon completion of the debt exchanges, Davel and PhoneTel amended, restated and consolidated their respective junior credit facilities into a combined restructured junior credit facility with a principal balance, excluding fees, of $100.0 million (the “Junior Credit Facility”) due December 31, 2005 (the “maturity date”).

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Davel has accounted for its debt-for-equity exchange as a troubled debt restructuring. Accordingly, the Company has recognized a gain on extinguishment of the old debt based upon the difference between the carrying value of its old credit facility (including accrued interest) and the amount of the equity interest and new debt, including interest, issued by Davel to its lenders. The gain on debt extinguishment, included in other income (expense) in the accompanying consolidated statements of operations, is as follows (in thousands):

Old Credit Facility:
Principal balance	$237,255
Accrued interest	45,704
Carrying value	282,959
Common stock issued (380,612,730 shares at $0.036)	(13,702)
Principal balance of new debt	(63,500)
Interest, costs and fees on new debt (payable through maturity)	(24,780)
Gain on debt extinguishment	$180,977

Following the PhoneTel Merger and the debt exchanges, the combined junior indebtedness of the Company has a face value of $101.0 million, which amount may be prepaid without penalty. However, for accounting and reporting purposes, with respect to Davel’s portion of the debt exchange, all future cash payments under the modified terms will be accounted for as reductions of indebtedness and no interest expense will be recognized for any period between the closing date and the maturity date.

In addition, the remaining amounts payable with respect to the PhoneTel portion has been recorded at the net present value of such payments in accordance with the purchase method of accounting. Interest expense is recognized on the PhoneTel portion of the restructured debt over the term of the debt using the interest method of accounting at a fair market rate of 15%.

Following the exchange and the merger, the creditors of the Company in the aggregate own 95.2% of the outstanding common stock of the Company.

5. ACQUISITION

On July 24, 2002, a wholly owned subsidiary of Davel merged with and into PhoneTel pursuant to the Agreement and Plan of Reorganization and Merger, dated February 19, 2002, between the Company and PhoneTel and its subsidiary. PhoneTel was a payphone service provider, based in Cleveland, Ohio, that operated an installed base of approximately 28,000 payphones in 45 states and the District of Columbia. Management believes the PhoneTel Merger has and will continue to result in the expansion of its market presence and further reduce its operating costs by leveraging the combined infrastructure. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations”, the results of operations of PhoneTel are included in the accompanying financial statements since the date of acquisition.

In connection with the PhoneTel Merger, 100% of the voting shares in PhoneTel were acquired and each share of common stock of PhoneTel was converted into 1.8233 shares of common stock of the Company, or an aggregate of 223,236,793 shares with a fair value of approximately $8.0 million. The fair value of the Davel common stock was derived using an average market price per share of Davel common stock of $0.036, which was based on an average of the closing prices for a range of trading days (July 19, 2002 through July 29, 2002) around the closing date of the acquisition. In addition 1,077,024 warrants and 339,000 options of PhoneTel were converted into 1,963,738 warrants and 618,107 stock options of the Company, respectively, with an aggregate value of $6,000. The warrants subsequently expired by their terms in November 2002. Direct costs and expenses of the merger amounted to $1.1 million and were included in the purchase price.

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In accordance with SFAS No. 141, Davel allocated the purchase price of PhoneTel to tangible assets and liabilities and identifiable intangible assets acquired based on their estimated fair values at the time of the PhoneTel Merger. The excess of the purchase price over those fair values was recorded as goodwill. The fair value assigned to intangible assets acquired was based upon estimates and assumptions of management. The goodwill recorded is not expected to be deductible for income tax purposes. In accordance with SFAS No. 142, the goodwill acquired has not been amortized but was reviewed annually for impairment. The first impairment review was completed as of September 30, 2002 and no impairment was present. The Company subsequently reviewed goodwill for impairment and wrote-off the carrying value (see Note 3). Purchased intangibles are amortized on a straight-line basis over their respective useful lives.

The PhoneTel Merger has been accounted for as a purchase business combination and the purchase price has been allocated as follows (in thousands):

Cash and cash equivalents	$3,884
Accounts receivable	4,612
Other current assets	1,552
Property and equipment	11,347
Intangible assets (location contracts)	19,821
Goodwill	17,455
Other assets	765
Assets acquired	59,436
Accounts payable and other accrued expenses	(9,238)
Accrued commissions payable	(3,367)
Senior credit facility (See Note 10)	(4,583)
Junior credit facility (See Note 10)	(32,206)
Other long-term debt (See Note 10)	(928)
Liabilities assumed	(50,322)
Net assets acquired	$9,114

Amortizable intangible assets

Of the total purchase price, $19.8 million has been allocated to amortizable intangible assets for commission agreements with owners of facilities where the Company’s payphones are located (“Location Contracts”). The Company is amortizing the fair value of these assets over the weighted average estimated remaining term of these contracts, including certain renewals, of approximately 5 years (see Note 3 for Asset Impairment Charges).

Unaudited pro forma results

The following unaudited pro forma financial information (in thousands of dollars, except for per share amounts) gives effect to the PhoneTel Merger and the debt exchanges described in Note 4 and above as if they had occurred at the beginning of the periods presented. Pro forma financial information is not intended to be indicative of the results of operations that the Company would have reported had the transactions been consummated as of the beginning of the respective periods.

	Unaudited Pro Forma Information For the Years Ended December 31
	2002	2001

Revenue	$100,382	$135,589
Loss from operations before gain on debt extinguishment	(31,490)	(35,866)
Gain on debt extinguishment	171,480	169,244
Net income	$139,990	$133,378
Net income per common share, basic and diluted:	$0.23	$0.22

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Exit and disposal activities

In connection with the PhoneTel Merger, the Company terminated its Tampa, FL headquarters facility lease, abandoned or disposed of certain furniture, fixtures and leasehold improvements and incurred severance costs related to terminated employees. Exit activities related to the Company’s Tampa headquarters were expensed as incurred or as otherwise provided in SFAS No. 146, “Accounting Costs Associated with Exit or Disposal Activities”. Substantially all exit activities relating to the former Tampa headquarters were completed prior to December 31, 2002. The following table reflects the components of exit and disposal activities shown as a separate line item in the Company’s consolidated statements of operations (in thousands):

Abandonment or disposals of property and equipment	$1,308
Lease termination	600
Employee severance	667
Other merger related expenses	344
$2,919

The Company also began to outsource the assembly and repair of its payphone equipment and closed its warehouse and repair facility in Tampa, Florida that was previously utilized for such purpose. The Company incurred a loss from exit and disposal activities relating to this facility of approximately $0.3 million in the first quarter of 2003. In the fourth quarter of 2003, the Company outsourced the collection, service and maintenance of its payphones in the western region of the United States to reduce the cost servicing its geographically disbursed payphones in this area. The Company closed eleven district offices and incurred a loss from exit and disposal activities of approximately $0.5 million relating to these facilities. Subsequent to December 31, 2003, the Company outsourced the servicing of additional payphones and closed three additional district offices in Texas to further reduce its operating costs.

6. ALLOWANCE FOR DOUBTFUL ACCOUNTS

Activity in the allowance for doubtful accounts is summarized as follows for the years ended December 31 (in thousands):

	2003	2002	2001

Balance, at beginning of period	$1,870	$—	$1,515
Charged to revenue or expense	156	1,241	—
PhoneTel acquisition	—	629	—
Uncollected balances written off, net of recoveries	(2,026)	—	(1,515)
Balance, at end of period	$—	$1,870	$—

On July 21, 2002, WorldCom, Inc. and its subsidiary MCI, both of whom are major payors of dial-around revenue to the Company, filed for protection under Chapter 11 of the United States Bankruptcy Code. As a result of this filing, the Company increased its allowance for doubtful accounts and reduced its accrual of dial-around revenues for the second quarter of 2002 by $0.9 million from the amount it would have normally accrued, as the bankruptcy impaired the Company’s ability to receive pre-petition dial-around payments for the quarter from WorldCom. In addition, approximately $0.6 million of the addition to the allowance for doubtful accounts relating to the PhoneTel acquisition relates to PhoneTel’s dial-around receivable from WorldCom at the date of acquisition. The Company does not believe that the WorldCom bankruptcy filing has materially impaired or will materially impair the Company’s ability to continue to collect dial-around payments from WorldCom post-petition. For post-petition periods, the Company has resumed its normal accrual of dial-around revenue attributable to WorldCom. On March 10, 2003, the Company sold a portion of its WorldCom bankruptcy claim and recovered a portion of the pre-petition revenues from dial-around compensation (see Note 16).

During 2003 and 2001, the Company evaluated the allowance for doubtful accounts and determined that certain amounts related to dial-around revenue were uncollectible, and accordingly these amounts were written off against the allowance for doubtful accounts.

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7. PROPERTY AND EQUIPMENT

Property and equipment is summarized as follows at December 31, 2003 and 2002 (in thousands):

	Estimated Useful Life in Years	2003	2002

Installed payphones and related equipment	5-10	$99,373	$113,125
Furniture, fixtures and office equipment	5-7	1,703	1,566
Vehicles, equipment under capital leases and other equipment	4-10	2,001	2,014
Leasehold improvements	3-5	490	334
		103,567	117,039
Less — Accumulated depreciation		(86,588)	(82,738)
		16,979	34,301
Uninstalled payphone equipment		5,899	7,554
Net property and equipment		$22,878	$41,855

Depreciation expense was $16.8 million, $16.0 million and $17.7million for the years ended December 31, 2003, 2002 and 2001, respectively.

8. OTHER ASSETS

Other assets, net of accumulated amortization, consist of the following at December 31, 2003 and 2002 (in thousands):

	2003	2002

Non-compete agreements	$211	$356
Deposits	1,742	1,786
Other	73	174
	$2,026	$2,316

9. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following at December 31, 2003 and 2002 (in thousands):

	2003	2002

Accounts payable	$1,617	$2,216
Taxes payable	4,614	4,757
Deferred revenue	38	188
Accrued telephone bills	3,165	7,387
Accrued compensation	1,004	1,282
Other	5,409	5,432
	$15,847	$21,262

10. LONG-TERM DEBT AND OBLIGATIONS UNDER CAPITAL LEASES

Following is a summary of long-term debt and obligations under capital leases as of December 31, 2003 and 2002 (in thousands):

	2003	2002
Junior Credit Facility, due December 31, 2005:
Term Note A, ($50,000 face value) plus unamortized premium, discount and capitalized interest of $11,644 at December 31, 2003	$61,644	$59,869
Term Note B, ($51,000 face value) plus unamortized premium, discount and capitalized interest of $14,077 at December 31, 2003	65,077	62,681
Senior Credit Facility, originally due in monthly installments of $833.3 plus interest at 15% through June 30, 2003	—	5,833
Note Payable, ($1,233 face value) due November 16, 2004	1,137	987
Capital lease obligations with various interest rates and maturity dates through 2005	98	308
	127,956	129,678
Less — Current maturities	(1,994)	(11,449)
	$125,962	$118,229

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Maturities of long-term debt during each of the next two years consist of (amounts in thousands): $1,994 in 2004 and $125,962 in 2005.

Junior Credit Facility

On July 24, 2002, immediately prior to the PhoneTel Merger, Davel and PhoneTel amended, restated and consolidated their respective junior credit facilities. The combined restructured Junior Credit Facility of $101.0 million due December 31, 2005 (the “maturity date”) consists of: (i) a $50.0 million cash-pay term loan (“Term Note A”) with interest payable in kind monthly through June 30, 2003, and thereafter to be paid monthly in cash from a required payment of $1.25 million commencing on August 1, 2003, with such monthly payment increasing to $1.5 million beginning January 1, 2005, and the unpaid balance to be repaid in full on the maturity date; and (ii) a $51.0 million payment-in-kind term loan (the “PIK term loan” or “Term Note B”) to be repaid in full on the maturity date. Amounts outstanding under the term loans accrue interest from and after the closing date at the rate of ten percent (10%) per annum. Interest on the PIK term loan accrues from the closing date and will be payable in kind. All interest payable in kind is added to the principal amount of the respective term loan on a monthly basis and thereafter treated as principal for all purposes (including the accrual of interest upon such amounts). During the years ended December 31, 2003 and 2002, approximately $11.3 million and $4.6 million of interest, respectively, was added to the principal balances as a result of the deferred payment terms. Upon the occurrence and during the continuation of an event of default, interest, at the option of the holders, accrues at the rate of 14% per annum.

As discussed in Note 4, the Company has accounted for the debt exchange as a troubled debt restructuring and recorded a $181.0 million gain relating to the extinguishments of its Old Credit Facility and the issuance of additional common stock to the creditors. For accounting and reporting purposes, with respect to Davel’s portion of the new Junior Credit Facility ($64.1 million), all cash payments under the modified terms will be accounted for as reductions of indebtedness, and no interest expense will be recognized for any period between the closing date and the maturity date as it relates to that portion. In addition, amounts payable with respect to the PhoneTel portion of the new Junior Credit Facility ($36.9 million) have been recorded at the net present value of such payments in accordance with the purchase method of accounting. Interest expense is recognized on the PhoneTel portion of the restructured debt over the term of the debt using the interest method of accounting at a fair market rate of 15%. The following tabular presentation summarizes the establishment and current carrying value of the Junior Credit Facility (amounts in thousands):

	Davel	PhoneTel	Total
Face value of credit facilities	$64,135	$36,865	$101,000
Premium: interest capitalization in 2002	24,122	—	24,122
Discount: present value of acquired debt in 2002	—	(4,658)	(4,658)
Subtotal	88,257	32,207	120,464

Payment-in-kind interest in 2002	2,928	1,693	4,621
Amortization of premiums and discounts in 2002	(2,982)	447	(2,535)
Carrying value on December 31, 2002	88,203	34,347	122,550

Payment-in-kind interest in 2003	7,165	4,118	11,283
Principal and interest payments in 2003	(709)	(408)	(1,117)
Amortization of premiums and discounts in 2003	(7,247)	1,252	(5,995)
Carrying value on December 31, 2003	$87,412	$39,309	$126,721

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The Junior Credit Agreement is secured by substantially all assets of the Company and was subordinate in right of payment to the Senior Credit Facility. The Junior Credit Facility also provides for the payment of a 1% loan fee, payment of a $30,000 monthly administrative fee to Wells Fargo Foothill, Inc., as Agent for the Junior Lenders, and advanced payments of principal from excess cash flow and certain types of cash receipts. The Junior Credit Facility includes covenants that require the Company to maintain a minimum level of combined earnings (EBITDA and Adjusted EBITDA, as defined in the Junior Credit Facility) and limits the incurrance of cash and capital expenditures, the payment of dividends and certain asset disposals.

The Company was not in compliance with certain financial covenants under its Senior Credit Facility and, as a result, was in default under its Junior Credit Facility from August 31, 2002 through January 31, 2003. In addition, the Company was not in compliance with the minimum EBITDA and Adjusted EBITDA financial covenants under the Junior Credit Agreement at December 31, 2002. On March 31, 2003, the Company executed an amendment to its Junior Credit Facility (the “First Amendment”) that reduced the minimum amount of EBITDA and Adjusted EBITDA that the Company was required to maintain through December 31, 2003 and waived all defaults through the date of the amendment. It also amended the timing and amount of individual payments (but not the aggregate amount) due under Junior Credit Facility during 2003 to coincide with the anticipated early retirement of the Senior Credit Facility resulting from the prepayment described below. Under the First Amendment, the Company was required to make monthly payments of $1,041,667 from July 1 through December 1, 2003. Payments due after December 31, 2003 were not affected by the First Amendment.

Notwithstanding the March 31, 2003 Amendment and waiver, the Company was not in compliance with the new minimum Adjusted EBITDA covenant under the Junior Credit Agreement, as amended, as of June 30 and September 30, 2003. In addition, the Company did not make the $1,041,667 monthly payments that were due on August 1, 2003 through November 1, 2003 and only made a partial payment ($100,000) toward the monthly payment of $1,041,667 that was due on July 1, 2003. On November 11, 2003 the Company executed an agreement with its Junior Lenders (the “Forbearance Agreement”) that granted forbearance with respect to defaults and cash payments due under the terms of the Junior Credit Facility through January 30, 2004. Under the Forbearance Agreement, the Company was required to make a $600,000 cash payment to be applied against interest due under the Junior Credit Facility and to make additional interest payments of $100,000 on December 1, 2003 and January 1, 2004, which payments were made by the Company.

At December 31, 2003, the Company was not in compliance with the minimum Adjusted EBITDA covenant under the Junior Credit Agreement and was in default under this agreement. On February 24, 2004, the Company executed an amendment (the “Second Amendment”) that waived all defaults through the date of the amendment, reduces the minimum amount of EBITDA and Adjusted EBITDA that the Company is required to maintain through December 31, 2004, and provides for the negotiation of revised quarterly covenant levels for EBITDA and Adjusted EBITDA in 2005. Beginning December 1, 2003, the Second Amendment reduces the minimum payments due under the Junior Credit Facility to $100,000 per month plus the monthly Agent fee through the maturity date on December 31, 2005. The Company is also required to make additional payments equal to 100% of any “Regulatory Receipts” received by the Company (prior year end user common line charge and new services test refunds from LECs and net dial-around true-up refunds from long-distance carriers, as defined in the agreement).

The Company has been engaged in discussions with its Junior Lenders regarding the possibility of restructuring the debt outstanding under the Junior Credit Facility. Any such restructuring could potentially include a debt-for-equity exchange that may substantially dilute the interests of the Company’s existing shareholders. There can be no assurance that the Company will be successful in negotiating a reduction in the outstanding balance of its Junior Credit Facility.

Senior Credit Facility

Effective as of February 19, 2002, Madeleine L.L.C. and ARK CLO 2000-1, Limited (the “Senior Lenders”) entered into a credit agreement (the “Senior Credit Facility”) with Davel Financing Company, L.L.C., PhoneTel and Cherokee Communications, Inc., a wholly owned subsidiary of PhoneTel. On that date, the existing junior lenders of the Company and PhoneTel also agreed to a substantial debt-for-equity exchange with respect to their outstanding indebtedness (see Note 4). The Senior Credit Facility provided for a combined $10 million line of credit which the Company and PhoneTel shared $5 million each. The Company and PhoneTel each borrowed the amounts available under their respective lines of credit on February 20, 2002, which amounts were used to pay merger related expenses and accounts payable. Davel and PhoneTel agreed to remain jointly and severally liable for all amounts due under the Senior Credit Facility.

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Interest on the funds loaned pursuant to the Senior Credit Facility accrued at the rate of fifteen percent (15%) per annum and was payable monthly in arrears. A principal amortization payment in the amount of $833,333 was due on the last day of each month, beginning July 31, 2002 and ending on the maturity date of June 30, 2003. On May 2, 2003, the Company paid the remaining balance, including interest, due under the Senior Credit Facility.

Note Payable

In connection with the PhoneTel Merger, the Company assumed a $1.1 million note payable to Cerberus Partners, L.P. that provides for payment of principal, together with deferred interest at 5% per annum, on November 16, 2004. Cerberus Partners, L.P. and its affiliates are also lenders under the Senior and Junior Credit Facilities and a major shareholder of the Company. The note is secured by substantially all of the assets of PhoneTel and is subordinate in right of payment to the Company’s Junior Credit Facility. The note has been recorded at the net present value of the note, including capitalized interest, in accordance with the purchase method of accounting. Interest expense is recognized over the term of the note using the interest method of accounting at a fair market rate of 15%. The note also includes a cross default provision that permits the holder to declare the note immediately due and payable if payments due under the Junior Credit Facility are accelerated as a result of default.

Old Credit Facility

In connection with the merger with Peoples Telephone Company in 1998, the Company entered into a secured credit facility (“Old Credit Facility”) with Bank of America, formerly known as NationsBank, N.A. (the original “Administrative Agent”), and the other lenders named therein. Effective March 23, 2001, PNC Bank, National Association became the Administrative Agent. The Old Credit Facility originally provided for borrowings by the Company’s wholly owned subsidiary, Davel Financing Company, L.L.C., from time to time of up to $245.0 million, including a $45 million revolving facility, for working capital and other corporate purposes.

The Company’s borrowings under the original Old Credit Facility bore interest at a floating rate and could be maintained as Base Rate Loans (as defined in the Old Credit Facility, as amended) or, at the Company’s option, as Eurodollar Loans (as defined in the Old Credit Facility, as amended). Base Rate Loans bore interest at the Base Rate (defined as the higher of (i) the applicable prime lending rate of Bank of America or (ii) the Federal Reserve reported certificate of deposit rate plus 1%). Eurodollar Loans bore interest at the Eurodollar Rate (as defined in the Old Credit Facility, as amended). On July 24, 2002, the Old Credit Facility was restructured in connection with the debt-for-equity exchange and Junior Credit Facility described above.

11. LEASE COMMITMENTS

The Company conducts a portion of its operations in leased facilities under noncancellable operating leases expiring at various dates through 2008. Some of the operating leases provide that the Company pay taxes, maintenance, insurance and other occupancy expenses applicable to leased premises. The Company also maintains certain equipment under noncancellable capital leases expiring at various dates through 2005.

The annual minimum rental commitments under operating and capital leases are as follows (in thousands):

Year ended December 31:	Operating	Capital	Total
2004	$832	$95	$927
2005	517	3	520
2006	327	—	327
2007	213	—	213
2008	133	—	133
	$2,022	98	$2,120
Less current capital lease obligations		(95)
Long-term capital lease obligations		$3

Rent expense for operating leases for the years ended December 31, 2003, 2002, and 2001 was $1,856,000, $2,062,000, and $2,640,000, respectively.

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12. INCOME TAXES

No provision for income taxes was required and no income taxes were paid for the years ended December 31, 2003, 2002 and 2001 because of operating losses generated by the Company. In 2002, the Company had a taxable loss of approximately $17.9 million as a result of the Federal tax exclusion relating to the gain on debt extinguishment recognized in connection with the debt-for-equity exchange described in Note 4. Under Section 108 of the Internal Revenue Code (“IRC”), special tax rules apply to cancellation of indebtedness income (“COD Income”) for companies that are insolvent (as defined in the IRC) immediately prior to the discharge of indebtedness. COD Income of $181.0 million is excluded from taxable income but must be applied to reduce the 2002 taxable loss, tax net operating loss carryforwards, and other tax attributes.

A reconciliation of federal statutory income taxes to the Company’s effective tax provision is as follows (in thousands):

	2003	2002	2001
Provision for federal income tax at the statutory rate (35%)	$(16,167)	$51,595	$(14,761)
State income taxes net of federal benefit	(1,022)	5,509	(1,560)
Change in deferred tax asset valuation allowance, net of amounts relating to the PhoneTel acquisition in 2002	6,696	(57,577)	15,107
Write-off of Goodwill	6,109	—	—
Other, net	4,384	473	1,214
Income tax provision (benefit)	$—	$—	$—

The tax effects of significant temporary differences representing deferred tax assets and liabilities are as follows (in thousands):

	2003	2002
Deferred Tax Assets:
Net operating loss carryforward	$38,592	$29,549
Capital loss carryforward	550	550
Amortization of location contracts and goodwill	11,236	16,925
Alternative minimum tax credit carryforward	192	192
Impairment charge	21,497	17,852
Investment write-off	9,033	9,033
Allowance for doubtful accounts	—	704
Unamortized debt premium, net	4,073	6,295
Other	1,672	1,756
Total deferred tax assets	86,845	82,856
Valuation allowance	(75,219)	(68,523)
Net deferred tax assets	11,626	14,333
Deferred Tax Liabilities:
Depreciation	(11,626)	(14,333)
Total deferred tax liabilities	(11,626)	(14,333)
Net deferred tax liability	$—	$—

Realization of deferred tax assets is dependent upon sufficient future taxable income during the periods that temporary differences and carryforwards are expected to be available to reduce taxable income. The Company has recorded a valuation allowance to reflect the estimated amount of deferred tax assets which may not be realized due to the expiration of its operating loss and capital loss carryforwards.

At December 31, 2003, the Company had tax net operating loss carryforwards of approximately $180.2 million, including $22.2 million of loss carryforwards relating to PhoneTel, that expire in various amounts in the years 2004 to 2021. Following the debt-for-equity exchange described in Note 4, utilization of net operating loss carryforwards incurred prior to 2002 are subject to an annual limitation of approximately $2.9 million for Davel and $1.7 million for PhoneTel under the rules of IRC Section 382. Under IRC Section 382, the maximum amount of pre-2002 net operating losses that can be utilized by the Company during the loss carryforward period is limited to approximately $77.2 million. The Company’s deferred tax asset of $38.6 million is based upon this limitation. The tax net operating loss carryforwards of PhoneTel can only be utilized against future taxable income of PhoneTel, if any, determined as if this acquired company continued to file a separate income tax return.

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The Company’s aggregate net operating loss carryforward includes a $25.4 million tax loss in 2003 which is not subject to the limitations described above. Together with the prior losses, the maximum amount of net operating loss carry forwards that can be utilized in the future is limited to $102.6 million.

13. CAPITAL STOCK TRANSACTIONS

Preferred Stock

The Company’s certificate of incorporation authorizes 1,000,000 shares of preferred stock, par value $.01 per share. The Company does not have any immediate plans to issue any shares of preferred stock.

Common Stock

On July 11, 2002, the Company received shareholder approval to increase the number of authorized shares of common stock, $0.01 par value, from 50,000,000 to 1,000,000,000 shares to effect the debt-for-equity exchange and the PhoneTel Merger described in Notes 4 and 5.

Stock Options and Warrants

On October 4, 2000, the board of directors approved the Davel Communications, Inc. 2000 Long-Term Equity Incentive Plan (the “Plan”). The Plan was approved by the Company’s stockholders at its 2000 Annual Meeting on November 2, 2000. The Plan provides for the grants of stock options, stock appreciation rights, restricted stock, performance awards and any combination of the foregoing to employees, officers and directors of, and certain other individuals who perform significant services for the Company and its subsidiaries. On February 11, 2002, the Plan was amended to increase the number of shares of common stock available for issuance pursuant to the Plan from 1,000,000 to 26,780,208 shares to allow the Company to grant equity based compensation to employees of the Company after the PhoneTel Merger. The maximum number of stock options granted to any individual in any fiscal year cannot exceed 10% of the authorized shares.

On January 10, 2002, the Company granted options to purchase 72,000 shares of Common Stock, valued at $2,000, to its Directors. In addition, the outstanding options and warrants of PhoneTel were converted into 618,107 stock options and 1,963,738 warrants of the Company with an aggregate value of $6,000. All of the warrants expired unexercised on November 19, 2002. No shares or options were issued under the Plan during the years ended December 31, 2001 or 2003.

At December 31, 2003, approximately 26,708,208 shares of Common Stock were reserved for issuance pursuant to the Plan. If all shares reserved under the Plan were issued pursuant to stock options, such shares would constitute 4% of the outstanding common stock of the Company. No awards have been granted under the Plan since January 10, 2002. The Company also had 64,624 warrants to purchase Common Stock outstanding at December 31, 2003, all of which were exercisable.

The Company has several pre-existing stock option plans under which options to acquire up to 2,948,615 shares were available to be granted to directors, officers and certain employees of the Company, including the stock option plans acquired in the PhoneTel and Peoples Telephone Mergers. Vesting periods for options issued under these plans range from immediate vesting up to 10 years and generally expire after 5 to 10 years. The plans also provide for the issuance of restricted common stock. In 2003, 2002, and 2001, no shares of restricted stock were issued. The Company’s policy is to record compensation based on the fair market value of the Company’s Common Stock on the day the restricted shares are granted. This compensation expense is recorded ratably over the vesting period of the restricted stock.

The exercise price of options generally equals the market price of the Company’s stock on the date of grant. Accordingly, no compensation cost has been recognized for options granted to employees under the plans. See Note 3 for the effect on net income (loss) and related per share amounts had compensation cost for the plans been determined based on the fair value of the options at the grant dates consistent with the method of SFAS No. 123, “Accounting for Stock-Based Compensation”.

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The fair value of each option grant is estimated on the date of grant using the Black-Scholes options-pricing method with the following weighted-average assumptions used for grants in 2002: dividend yield of 0%; expected volatility of 275.0%, risk-free interest rates of 2.0%, and expected life of approximately five years.

A summary of the status of the Company’s stock option plans as of December 31 and changes during the years ending on those dates is presented below (shares in thousands):

	2003		2002		2001
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	1,174	$4.45	835	$12.55	1,405	$11.55
Granted	—	—	690	0.54	—	—
Expired	(211)	7.89	(351)	16.03	(219)	14.88
Cancelled	(195)	0.75	—	—	(351)	7.07
Outstanding at end of year	768	4.44	1,174	4.45	835	12.55
Options exercisable at end of year	768	4.44	1,174	4.45	829	12.60
Weighted-average fair value of options granted during the year		$—		$0.03		$—

The following information applies to options outstanding at December 31, 2003:

Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding at December 31, 2003	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable at December 31, 2003	Weighted Average Exercise Price
$0.03 to $0.078	132,000	2.5	$0.052	132,000	$0.052
0.85 to 0.86	176,867	1.2	0.86	176,867	0.86
3.88 to 6.50	409,300	0.7	5.88	409,300	5.88
10.38 to 30.85	49,355	3.4	16.99	49,355	16.99

	767,522		4.44	767,522	4.44

14. EARNINGS PER SHARE

In accordance with SFAS No. 128 “Earnings Per Share”, basic earnings per share amounts are computed by dividing income or loss applicable to common shareholders by the weighted average number of shares outstanding during the period. Diluted earnings per share amounts are determined in the same manner as basic earnings per share except the number of shares is increased assuming exercise of stock options and warrants using the treasury stock method. In addition, income or loss applicable to common shareholders is not adjusted for dividends and other transactions relating to preferred shares for which conversion is assumed. For the year ended December 31, 2002, the number of additional shares from the assumed exercise of dilutive stock options under the treasury stock method was not significant and diluted earnings per share amounts are the same as basic earnings per share. For the years ended December 31, 2001 and 2003, diluted earnings per share amounts are the same as basic earnings per share because the Company has a net loss and the impact of the assumed exercise of the stock options and warrants is not dilutive. The number of shares of Common Stock relating to stock options and warrants that could potentially dilute basic earnings per share in the future that were not included in the computation of diluted earnings per share were 832,146, 1,310,524, and 1,134,513 shares for the years ended December 31, 2003, 2002 and 2001, respectively.

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15. DIAL-AROUND COMPENSATION

On September 20, 1996, the Federal Communications Commission (FCC) adopted rules in a docket entitled In the Matter of Implementation of the Payphone Reclassification and Compensation Provisions of the Telecommunications Act of 1996, FCC 96-388 (the “1996 Payphone Order”), implementing the payphone provisions of Section 276 of the Telecom Act. The 1996 Payphone Order, which became effective November 7, 1996, mandated dial-around compensation for both access code calls and 800 subscriber calls. Several parties filed petitions for judicial review of certain of the FCC regulations including the dial-around compensation rate. On July 1, 1997, the U.S. Court of Appeals for the District of Columbia Circuit (the “Court”) responded to appeals related to the 1996 Payphone Order by remanding certain issues to the FCC for reconsideration. The Court remanded the issue to the FCC for further consideration, and clarified on September 16, 1997, that it had vacated certain portions of the FCC’s 1996 Payphone Order, including the dial-around compensation rate.

On October 9, 1997, the FCC adopted and released its Second Report and Order in the same docket, FCC 97-371 (the “1997 Payphone Order”). This order addressed the per-call compensation rate for 800 subscriber and access code calls that originate from payphones in light of the decision of the Court which vacated and remanded certain portions of the FCC’s 1996 Payphone Order. The FCC concluded that the rate for per-call compensation for 800 subscriber and access code calls from payphones was the deregulated local coin rate adjusted for certain cost differences. Accordingly, the FCC established a rate of $0.284 ($0.35 - $0.066) per call for the first two years of per-call compensation (October 7, 1997, through October 6, 1999). The interexchange carriers (“IXCs”) were required to pay this per-call amount to payphone service providers (“PSPs”), including the Company, beginning October 7, 1997. Based on the FCC’s tentative conclusion in the 1997 Payphone Order, the Company during 1997 adjusted the amounts of dial-around compensation previously recorded related to the period November 7, 1996 to June 30, 1997 from the initial $45.85 rate to $37.20 ($0.284 per call multiplied by 131 calls).

On March 9, 1998, the FCC issued a Memorandum Opinion and Order, FCC 98-481, which extended and waived certain requirements concerning the provision by the local exchange carriers (“LECs”) of payphone-specific coding digits which identify a call as originating from a payphone. Without the transmission of payphone-specific coding digits, some of the IXCs have claimed they are unable to identify a call as a payphone call eligible for dial-around compensation. With the stated purpose of ensuring the continued payment of dial-around compensation, the FCC, by Memorandum and Order issued on April 3, 1998, left in place the requirement for payment of per-call compensation for payphones on lines that do not transmit the requisite payphone-specific coding digits, but gave the IXCs a choice for computing the amount of compensation for payphones on LEC lines not transmitting the payphone-specific coding digits of either accurately computing per-call compensation from their databases or paying per-phone, flat-rate compensation computed by multiplying the $0.284 per call rate by the nationwide average number of 800 subscriber and access code calls placed from Regional Bell Operating Company (“RBOC”) payphones for corresponding payment periods. Accurate payments made at the flat rate are not subject to subsequent adjustment for actual call counts from the applicable payphone.

On May 15, 1998, the Court again remanded the per-call compensation rate to the FCC for further explanation without vacating the $0.284 per-call rate. The Court opined that the FCC had failed to explain adequately its derivation of the $0.284 default rate. The Court stated that any resulting overpayment may be subject to refund and directed the FCC to conclude its proceedings within a six-month period from the effective date of the Court’s decision. On February 4, 1999, the FCC released the Third Report and Order and Order on Reconsideration of the Second Report and Order (the “1999 Payphone Order”), in which the FCC abandoned its efforts to derive a “market-based” default dial-around compensation rate and instead adopted a “cost-based” rate of $0.24 per dial-around call, which was adjusted to $.238 effective April 21, 2002. Both PSPs and IXCs petitioned the Court for review of the 1999 Payphone Order’s determination of the dial-around compensation rate. On June 16, 2000, the Court affirmed the 1999 Payphone Order setting a 24-cent dial-around compensation rate. The new 24-cent rate became effective April 21, 1999. The 24-cent rate was also applied retroactively to the period beginning on October 7, 1997 and ending on April 20, 1999 (the “intermediate period”), less a $0.002 amount to account for FLEX ANI payphone tracking costs, for a net compensation of $0.238.

In a decision released January 31, 2002 (the “2002 Payphone Order”) the FCC partially addressed the remaining issues concerning the “true-up” required for the earlier dial-around compensation periods. The FCC adjusted the per-call rate to $.229, for the period commencing November 7, 1996 and ending on October 6, 1997 (“the interim period”), to reflect a different method of calculating the delay in IXC payments to PSPs for the interim period, and determined that the total interim period compensation rate should be $33.89 per payphone per month ($.229 times an average of 148 calls per payphone per month). The 2002 Payphone Order deferred to a later order its determination of the allocation of this total compensation rate among the various carriers required to pay compensation for the interim period. In addition to addressing the rate level for dial-around compensation, the FCC has also addressed the issue of carrier responsibility with respect to dial-around compensation payments.

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On October 23, 2002 the FCC released its Fifth Order on Reconsideration and Order on Remand (the “Interim Order”), which resolved all the remaining issues surrounding the interim/intermediate period true-up and specifically addressed how flat rate monthly per-phone compensation owed to PSPs would be allocated among the relevant dial-around carriers. The Interim Order also resolved how certain offsets to such payments would be handled and a host of other issues raised by parties in their remaining FCC challenges to the 1999 Payphone Order and the 2002 Payphone Order. In the Interim Order, the FCC ordered a true-up for the interim period and increased the adjusted monthly rate to $35.22 per payphone per month, to compensate for the three-month payment delay inherent in the dial-around payment system. The new rate of $35.22 per payphone per month is a composite rate, allocated among approximately five hundred carriers based on their estimated dial-around traffic during the interim period. The FCC also ordered a true-up requiring the PSPs, including the Company, to refund an amount equal to $.046 (the difference between the old $.284 rate and the current $.238 rate) to each carrier that compensated the PSP on a per-call basis during the intermediate period. Interest on additional payments and refunds is to be computed from the original payment date at the IRS prescribed rate applicable to late tax payments. The FCC further ruled that a carrier claiming a refund from a PSP for the Intermediate Period must first offset the amount claimed against any additional payment due to the PSP from that carrier. Finally, the Interim Order provided that any net claimed refund amount owing to carriers cannot be offset against future dial-around payments without (1) prior notification and an opportunity to contest the claimed amount in good faith (only uncontested amounts may be withheld); and (2) providing PSPs an opportunity to “schedule” payments over a reasonable period of time.

The Company and its billing and collection clearinghouse have reviewed the order and prepared the data necessary to bill or determine the amount due to the relevant dial-around carriers pursuant to the Interim Order. Based upon available information, the Company recorded a $3.8 million charge as an adjustment to revenues from dial-around compensation in the fourth quarter of 2002 representing the estimated amount due by the Company to certain dial-around carriers under the Interim Order. Of this amount, $3.6 million and $3.8 million is included in accounts payable and other accrued expenses in the accompanying consolidated balance sheets at December 31, 2003 and 2002, respectively. In January 2004, certain carriers deducted approximately $0.7 million from their current dial-around compensation payments, thus reducing this liability. The remaining amount outstanding is expected to be deducted from future quarterly payments of dial-around compensation to be received from the applicable dial-around carriers during 2004.

In March 2003, the Company received $4.9 million relating to the sale of a portion of the Company’s accounts receivable bankruptcy claim for dial-around compensation due from WorldCom, of which $3.9 million relates to the amount due from WorldCom under the Interim Order (see Note 16). In accordance with the Company’s policy on regulated rate actions, this revenue from dial-around compensation was recognized in the first quarter of 2003, the period such revenue was received. The Company also received $4.0 million and $0.4 million of net receipts from other carriers under the Interim Order that was recognized as revenue in the third and fourth quarters of 2003, respectively. Such revenues totaling $8.3 million have been reported as dial-around compensation adjustments in the accompanying consolidated statements of operations for the year ended December 31, 2003. The Company also estimates that it is entitled to receive in excess of $10.0 million of additional dial-around compensation from certain carriers, of which $1.2 million was received and will be recognized as revenue subsequent to December 31, 2003 under the Company’s accounting policy. However, the amount the Company will ultimately be able to collect is dependent upon the willingness and ability of such carriers to pay, including the resolution of any disputes that may arise under the Interim Order. In addition, there can be no assurance that the timing or amount of such receipts, if any, will be sufficient to offset the liability to certain other carriers that will be deducted from future dial-around payments.

On August 2, 2002 and September 2, 2002 respectively, the APCC and the RBOCs filed petitions with the FCC to revisit and increase the dial around compensation rate level. Using the FCC’s existing formula and adjusted only to reflect current costs and call volumes, the APCC and RBOCs’ petitions support an approximate doubling of the current $0.24 rate. In response to the petitions, on September 2, 2002 the FCC placed the petitions out for comment and reply comment by interested parties, seeking input on how the Commission should proceed to address the issues raised by the filings. On October 28, 2003 the FCC adopted an Order and Notice of Proposed Rulemaking (the “October 2003 Rulemaking”) to determine whether a change to the dial-around rate is warranted, and if so, to determine the amount of the revised rate. In the October 2003 Rulemaking, the FCC tentatively concluded that the methodology adopted in the Third Report and Order is the appropriate methodology to use in reevaluating the default dial-around compensation rate and requested comments on, among other things, the cost studies presented in the petitions. The Company believes that the “fair compensation” requirements of Section 276 of the Telecom Act mandate that the FCC promptly review and adjust the dial around compensation rate level. While no assurances can be given as to the timing or amount of any increase in the dial around rate level, the Company believes an increase in the rate is reasonably likely given the significant reduction in payphone call volumes, continued collection difficulties and other relevant changes since the FCC set the $0.24 rate level.

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Regulatory actions and market factors, often outside the Company’s control, could significantly affect the Company’s dial-around compensation revenues. These factors include (i) the possibility of administrative proceedings or litigation seeking to modify the dial-around compensation rate, and (ii) ongoing technical or other difficulties in the responsible carriers’ ability and willingness to properly track or pay for dial-around calls actually delivered to them.

16.  SALE OF WORLDCOM CLAIM AND REGULATORY REFUNDS

On March 10, 2003, the Company received $4.9 million relating to the third-party sale of a portion of the Company’s accounts receivable bankruptcy claim for dial-around compensation due from WorldCom. The amount received by the Company is equal to 51% of the amount listed in the debtor’s schedule of liabilities (the “Scheduled Debt”) filed by WorldCom (approximately $9.6 million), which amount is materially less than the balance included in the Company’s proof of claim relating to the portion of the claim sold (approximately $17.7 million). Under the sale agreement, the Company will be entitled to 51% of the amount of the allowed claim in excess of the Scheduled Debt, if any, included in WorldCom’s plan of reorganization as confirmed by the U. S. Bankruptcy Court. If the amount of the allowed claim is less than the Scheduled Debt, the Company would be required to refund 51% of any such shortfall to the purchaser. The Company is not entitled to receive and is not required to reimburse the purchaser if the actual distribution percentage pursuant to WorldCom’s plan of reorganization is more or less than 51% of the allowed claim. The Company is currently negotiating with WorldCom to reconcile the Scheduled Debt to the amount of the Company’s proof of claim. No assurance can be made that the bankruptcy court will allow the amount of the Company’s proof of claim, or even the amount of the Scheduled Debt.

Of the $4.9 million of proceeds from the sale of the WorldCom bankruptcy claim, approximately $1.0 million related to the recovery of the Company’s accounts receivable for unpaid dial-around compensation for the second and third quarters of 2002, for which the Company had previously provided an allowance for doubtful accounts, and approximately $3.9 million related to the Interim Order described in Note 15. In accordance with the Company’s policy on regulated rate actions, the amount relating to the Interim Order was recognized as an adjustment to dial-around revenue in the accompanying consolidated statements of operations during the first quarter of 2003, the period in which such revenue was received. In March 2003, the Company used $3.0 million of the sales proceeds to pay a portion of the Company’s balance due under the Company’s Senior Credit Facility (including a $2.2 million prepayment of such debt), $1.0 million was deposited in escrow (see Note 10 - “Senior Credit Facility”), and $0.9 million was used to pay certain accounts payable.

During the years ended December 31, 2003, 2002, and 2001, the Company recognized $0.8 million, $7.1 million, and 1.9 million of refunds, respectively, of prior period telephone charges relating to the recently adopted new services test (“New Services Test” or “NST”) in certain states. Approximately $2.8 million of these refunds were used to pay a portion of the balance due on the Company’s Senior Credit Facility in 2003 and the balance was used for working capital purposes. Under the Telecom Act and related FCC Rules, LECs are required to provide local lines and service to PSPs in accordance with the FCC’s NST guidelines. The FCC’s NST guidelines require LECs to price payphone access lines at the direct cost to the LEC plus a reasonable allocation of overhead. The Company, through its memberships in various state payphone associations, continues to pursue refunds from LECs relating to the New Services Test. These efforts involve petitioning the public service commissions in the states in which the LECs operate. Although the Company expects to obtain additional NST refunds in the future, the Company is unable to determine the timing and amount of such refunds, which could be substantial, due to the uncertainty regarding the outcome of the regulatory proceedings in which the Company is represented or involved.

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During the years ending December 31, 2003 and 2002, the Company received $1.4 million and $0.6 million of telephone charge refunds from certain LECs relating to end user common line charges (“EUCL Charges”). Under a decision by the Court of Appeals for the District of Columbia Circuit, prior to April 1997, the Court determined that LECs were discriminating against IPPs because they did not assess their own payphone divisions with EUCL Charges. The Court ruled that these charges should be assessed equally to IPPs and their own payphone divisions to eliminate this subsidy to LEC payphone divisions. The Company and other IPPs have been successful in negotiating and recovering EUCL Charges relating to periods prior to April 1997 and expects to continue to obtain additional refunds in the future. The Company is unable to determine the timing or amount of such refund, if any, due to the uncertainty regarding the ability of the Company to successfully challenge and collect such amounts from the applicable the LECs. EUCL and NST refunds have been included in the accompanying consolidated statements of operations as a reduction of telephone charges.

17. 401(k) PROFIT SHARING PLAN

Certain subsidiaries created 401(k) plans that were merged into the Davel Communications Inc. Profit Sharing Plan in 1999 (the “Old Davel Plan”). The Old Davel Plan provided for matching contributions from the Company that were limited to certain percentages of employee contributions. Additional discretionary amounts could be contributed by the Company. The Company contributed approximately $117,000 and $159,000 for the years ended December 31, 2002 and 2001, respectively.

PhoneTel also has a 401(k) plan that provides for but does not require Company contributions to the plan. There were no Company contributions to the PhoneTel plan during 2002 or 2003. Effective January 1, 2003, the plan name was changed to the Davel Communications, Inc Employee Saving Plan (the “New Davel Plan”) and substantially all employees of the Company are eligible to participate upon completion of the minimum term of service. Beginning January 1, 2003, employees can elect to make contributions to the New Davel Plan but are no longer be permitted to make contributions to the Old Davel Plan.

18. RELATED PARTY TRANSACTIONS

The Company’s former Chief Executive Officer is a Director, Executive Vice President and a 49% shareholder of Urban Telecommunications, Inc. (“Urban”). The Company earned revenue of $1,917,000 in 2003 and $962,000 in 2002 from various telecommunication contractor services provided to Urban, principally residence and small business facility provisioning and inside wiring. Additionally, in 2003, Urban was paid $125,000 for providing the Company with pay telephone management and other services for the Company’s payphone installations located in and around New York, New York. In October 2003, the Company and Urban terminated its service relationship. The net amount of accounts receivable due from Urban, including the remaining outstanding amount acquired in the PhoneTel Merger, was $123,000 and $799,000 at December 31, 2003 and 2002, respectively.

In connection with the PhoneTel Merger discussed in Note 5, a former major shareholder agreed to forego payment on certain accrued management fees amounting to $436,000, which was accounted for in the second quarter of 2002. Such amount is reflected in the accompanying consolidated financial statements as a reduction of selling, general and administrative expenses.

Mr. Renard, a former Director and Executive Officer of the Company entered into a six-month consulting agreement following the termination of his employment with the Company. In connection with the consulting agreement, Mr. Renard provided regulatory consulting services in the consideration of the sum $12,500 per month, plus reimbursement for the costs incident to the maintenance of family medical insurance.

The Company engaged in the following transactions with Mr. David Hill, a shareholder and former Director and Chairman of the Board, during the year ended December 31, 2001 (in thousands):

Payments made for rent of commercial real estate	$270
Payments made for consulting services	$275
Payments received for providing administrative services	$203

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19. COMMITMENTS AND CONTINGENCIES

In March 2000, the Company and its affiliate Telaleasing Enterprises, Inc. were sued in Maricopa County, Arizona Superior Court by CSK Auto, Inc. (“CSK”). The suit alleges that the Company breached a location agreement between the parties. CSK’s complaint alleges damages in excess of $5 million. The Company removed the case to the U.S. District Court for Arizona and moved to have the matter transferred to facilitate consolidation with the related case in California brought by TCG and UST. On October 16, 2000, the U.S. District Court for Arizona denied the Company’s transfer motion and ordered the case remanded back to Arizona state court. On February 27, 2003 the parties agreed to a settlement of this case, pursuant to which the case will be dismissed with prejudice in exchange for four quarterly payments to the plaintiff in the amount of $131,250, the total of which was recorded in the fourth quarter of 2002. As of December 31, 2003, the Company has fully satisfied this obligation.

In February 2001, Picus Communications, LLC (“Picus”), a debtor in Chapter 11 bankruptcy in the United States Bankruptcy Court for the Eastern District of Virginia, brought suit against Davel and its wholly owned subsidiary, Telaleasing Enterprises, Inc., in the United States District Court for the Eastern District of Virginia, claiming unpaid invoices of over $600,000 for local telephone services in Virginia, Maryland, and the District of Columbia. The various pleadings and claims in this matter were consolidated in an adversary proceeding and set for trial to begin on October 21, 2002. Prior to the commencement of the trial, on October 9, 2002 Picus filed a motion in the bankruptcy court to seek court approval of a settlement of all outstanding claims between the parties. The settlement provides that (i) Picus will cooperate with the Company to recover certain dial-around compensation potentially owed to the Company for the calendar year of 2000 and the first calendar quarter of 2001, (ii) within ten days after entry of an order approving the settlement and December 15, 2002, the Company was required to and has paid Picus $79,500, (iii) the Company paid Picus an additional $150,000 that was due no later than May 15, 2003; and (iv) the Company will pay Picus forty percent (40%) of the dial-around compensation for the calendar year of 2000 attributable to the Picus lines, if any. If any of the aforementioned payments are not timely paid by the Company, Picus will be entitled to obtain a judgment against Davel for the full amount of its claim against the Company, plus interest, less any amounts actually paid to Picus under the settlement agreement. As of December 31, 2003, the Company has fully satisfied the obligation.

On or about October 15, 2002, Davel was served with a complaint, in an action captioned Sylvia Sanchez et al. v. Leasing Associates Service, Inc., Armored Transport Texas, Inc., and Telaleasing Enterprises, Inc. Plaintiffs claim that the Company was grossly negligent or acted with malice and such actions proximately caused the death of Thomas Sanchez, Jr. a former Davel employee. On or about January 8, 2002, the Plaintiffs filed their first amended complaint adding a new defendant LAI Trust and on or about January 21, 2002 filed their second amended complaint adding new defendants Davel Communications, Inc., DavelTel, Inc. and Peoples Telephone Company. DavelTel, Inc. and Peoples Telephone Company are subsidiaries of the Company. The original complaint was forwarded to Davel’s insurance carrier for action; however, Davel’s insurance carrier denied coverage based upon the workers compensation coverage exclusion contained in the insurance policy. The Company answered the complaint on or about January 30, 2003. The second amended complaint has been forwarded to Davel’s insurance carrier for action. The parties are currently engaged in the discovery process and the trial is scheduled for June 2004. While Davel believes that it has meritorious defenses to the allegations contained in the second amended complaint and intends to vigorously defend itself, Davel cannot at this time predict its likelihood of success on the merits.

The Company is also a party to a contract with Sprint Communications Company, L.P. (“Sprint”) that provides for the servicing of operator-assisted calls. Under this arrangement, Sprint has assumed responsibility for tracking, rating, billing and collection of these calls and remits a percentage of the gross proceeds to the Company in the form of a monthly commission payment, as defined in the contract. The contract also requires the Company to achieve certain minimum gross annual operator service revenue, measured for the twelve-month period ended June 30 of each year. In making its June 30, 2002 compliance calculation under the minimum gross annual operator service revenue provision, the Company identified certain discrepancies between its calculations and the underlying call data information provided directly by Sprint. If the data, as presented by Sprint, is utilized in the calculation, a shortfall could result. The Company has provided Sprint with notification of its objections to the underlying data, and upon further investigation, has discovered numerous operational deficiencies in Sprint’s provision of operator services that have resulted in a loss of revenue to the Company, thus negatively impacting the Company’s performance relating to the gross annual operator service revenue requirement set forth in the contract. Furthermore, the Company advised Sprint that its analysis indicated that not only had it complied with the provisions of the gross annual operator service revenue requirement it also believed that Sprint had underpaid commissions to the Company during the same time period. The Company notified Sprint of the details surrounding the operational deficiencies and advised that its failure to correct such operational deficiencies would result in a material breach of the contract.

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Notwithstanding the Company’s objections, Sprint advised the Company, based upon its calculation of the Company’s performance in connection with the gross annual operator services revenue requirement, it would retroactively reduce the percentage of commission paid to the Company in connection with the contract for the twelve-month period ended June 30, 2002. Sprint withheld $418,000 from the commission due and owing the Company in the month of September 2002 and failed to address the operational deficiencies discovered by the Company. As a result of these actions, during the month of October 2002, the Company advised Sprint that the contract was terminated due to Sprint’s continuing and uncured breaches and the Company shifted its traffic to an alternative operator service provider. In response, Sprint withheld $380,170 from the commissions due and owing the Company in the month of October 2002. Thereafter, the Company made a demand for any and all amounts due it under the terms of the contract. In response, Sprint has asserted its claim for payment of approximately $5.9 million representing the amount it had calculated as owing under the gross annual operator services revenue requirement for the twelve-month period ended June 30, 2002.

While the Company believes that its objections to Sprint’s calculation of the gross annual operator service revenue requirement are justifiable and has not recorded any amounts associated with any minimum liability, it is possible that some liability or receivable for this matter may ultimately be determined as a result of the dispute, the amount of which, if any, is not presently determinable.

The Company is involved in other litigation arising in the normal course of its business which it believes will not materially affect its financial position or results of operations.

20. QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

Certain unaudited quarterly financial information for the year ended December 31, 2003 and 2002, is as follows (in thousands except per share data):

	March	June	September	December	Full Year
2003 Total revenues	$22,918	$19,722	$23,520	$15,613	$81,773
Operating income (loss)	(3,202)	(32,119)	930	(5,143)	(39,534)
Net loss	(4,742)	(33,716)	(681)	(7,052)	(46,191)
Net loss per share, basic and diluted	$(0.01)	$(0.05)	$(0.01)	$(0.01)	$(0.08)

2002 Total revenues	$17,262	$17,400	$22,891	$23,206	$80,759
Operating loss	(3,292)	(1,815)	(5,314)	(6,012)	(16,433)
Net income (loss)	(7,841)	(6,484)	173,694	(7,618)	151,751
Net income (loss) per share, basic and diluted	$(0.70)	$(0.58)	$0.38	$(0.01)	$0.56

Net income (loss) per share amounts for each quarter are required to be computed independently. Therefore, the sum of such quarterly per share amounts do not necessarily equal the amount computed on an annual basis. During the first, third and fourth quarters of 2003, the Company recognized revenues related to dial-around compensation adjustments, including amounts related to the sale of a portion of the Company’s accounts receivable bankruptcy claim due from WorldCom, of $3.9 million, $4.0 million and 0.4 million, respectively (see Note 15). The Company also recorded NST refunds of $0.8 million in the first quarter and EUCL refunds of $1.4 million in the fourth quarter of 2003 (see Note 16). During second quarter of 2003, the Company recorded the $27.1 million asset impairment loss described in Note 3.

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For 2002, the Company recorded a gain on debt extinguishment of $181.0 million in the third quarter relating to the debt restructuring described in Note 4. The Company also recorded a $2.8 million loss from exit and disposal activities during the third quarter of 2002 related to the closing of the Company’s former headquarters in Tampa, FL (see Note 5). As described in Note 5, the third and fourth quarters of 2002 include the results of operation of PhoneTel after July 24, 2002, the date of acquisition.

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